UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant            ☒

Filed by a Party other than the Registrant              ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(3)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cimarex Energy Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1700 Lincoln Street, Suite 3700

Denver, CO  80203-4537

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	9:00 a.m. Mountain Daylight Time on Thursday, May 11, 2017

PLACE	Wells Fargo Center – Denver Assemble Room (Lower Level 2) 1700 Lincoln Street Denver, Colorado 80203

ITEMS OF BUSINESS	Item 1. Election of Directors

Item 2. Advisory Vote to Approve Executive Compensation

Item 3. Advisory Vote on the Frequency of Advisory Vote on Executive Compensation

Item 4. Ratification of Independent Auditors

Transact any other business that properly comes before the Meeting and any adjournment or postponement of the Meeting

RECORD DATE	March 15, 2017

MAILING DATE TO SHAREHOLDERS	March 31, 2017

MATERIALS TO REVIEW	This booklet contains our Notice of 2017 Annual Meeting and Proxy Statement. Our 2016 Annual Report is available on our website at www.cimarex.com.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting. You can vote your shares by following the internet or telephone instructions on page 9 of this proxy statement or you may attend and vote in person at the Annual Meeting. If you received a paper copy of the proxy card, you also may vote by completing and mailing the proxy card in the postage-paid envelope provided for your convenience. You may revoke your proxy at any time before the vote is taken by following the instructions on page 11 of this proxy statement.

Francis B. Barron
March 31, 2017	Corporate Secretary

VOTING INFORMATION

WE WANT TO HEAR FROM YOU – VOTE TODAY

It is important that you vote.  Please carefully review the proxy materials for the 2017 Annual Meeting of Shareholders and follow the instructions below to cast your vote on all of the voting matters.

Voting Matters and Board Recommendations

Our Board’s Recommendation

Election of Directors (page 13)	FOR each Director Nominee
Advisory Vote to Approve Executive Compensation (page 58)	FOR
Advisory Vote to Approve the Frequency of Advisory Vote on Executive Compensation (page 59)	FOR “1 YEAR”
Ratification of Independent Auditors (page 60)	FOR

Advance Voting Methods

Even if you plan to attend the 2017 Annual Meeting of Shareholders in person, please vote right away using one of the following advance voting methods (see page 9 for additional details).  Make sure to have your proxy card or voting instruction form in hand and follow the instructions.

You can vote in advance in one of three ways:

Visit the website listed on your proxy card/voting instruction form to vote VIA THE INTERNET
Call the telephone number on your proxy card/voting instruction form to vote BY TELEPHONE
Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote BY MAIL

Voting at our 2017 Annual Meeting of Shareholders

All shareholders of record may vote in person at the 2017 Annual Meeting of Shareholders, which will be held on Thursday, May 11, 2017 at 9:00 a.m., Mountain Daylight Time, at Wells Fargo Center – Denver, Assemble Room (Lower Level 2), 1700 Lincoln Street, Denver, Colorado 80203.  Beneficial owners may vote in person at the Meeting if they have a legal proxy, as described in the response to question 14 on page 12 of “Questions and Answers about the Meeting and Voting.”

Proxy Statement Summary

Director Nominees (page 13)

You are being asked to vote on the following four Director Nominees.  Directors are elected by a majority of votes cast.  Detailed information about each Director’s background, skill sets and areas of expertise can be found beginning on page 13.

NAME	AGE	DIRECTOR SINCE	POSITION	INDEPENDENT	AC	C/G	NOM	OTHER PUBLIC BOARDS
David A. Hentschel	83	2002	Retired, former Chairman and CEO, Occidental Oil and Gas Corporation	Yes		X	X	0
Thomas E. Jorden	59	2011	Chairman, CEO and President, Cimarex Energy Co.	No				0
Floyd R. Price	68	2012	Retired, former executive officer, Apache Corporation	Yes		X	X	1
Frances M. Vallejo	51	NA	Retired, former Vice President, ConocoPhillips	Yes	*		*	0

*        The Board will consider Committee assignments at the May 11, 2017 meeting of the Board.  It is anticipated that, due to her experience in finance and budgeting, Ms. Vallejo will serve on the Audit Committee.  In addition, all independent directors serve on the Nominating Committee.

Continuing Directors (page 16)

The following are Cimarex’s continuing Directors.  Detailed information about each Director’s background, skill sets and areas of expertise can be found beginning on page 16.

NAME	AGE	DIRECTOR SINCE	TERM EXPIRES	POSITION	INDEPENDENT	AC	C/G	NOM	OTHER PUBLIC BOARDS
Joseph R. Albi	58	2011	2018	Executive Vice President—Operations, Chief Operating Officer, Cimarex Energy Co.	No				0
Hans Helmerich	58	2002	2019	Chairman and former CEO, Helmerich & Payne	Yes		X	X	3
Harold R. Logan, Jr.	72	2009	2019	Chairman, Suburban Propane Partners L.P.	Yes	X		X	3
Monroe W. Robertson	67	2005	2019	Retired, Former President and Chief Operating Officer of Key Production Co.	Yes	X		X	0
Lisa A. Stewart	59	2015	2018	Chairman, President, Chief Executive Officer and Chief Investment Officer of Sheridan Production Partners	Yes	X		X	0
Michael J. Sullivan	77	2002	2018	Retired Senior Attorney, Lewis Roca Rothgerber LLP	Yes	X		X	1

Retiring Director

L. Paul Teague, who has served as a Director since 2002, will not seek an additional term as Director and will retire following the May 11, 2017 annual meeting of shareholders.  In order to provide continued access to Mr. Teague’s specialized knowledge and expertise concerning Cimarex, Mr. Teague will serve as Director Emeritus for up to two years after the expiration of his term as Director.  Cimarex would like to thank Mr. Teague for his dedicated service to, and guidance of, the company since he joined the Board.

Governance Highlights (page 20)

Cimarex is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors, fosters management accountability, and helps build public trust in Cimarex.  Highlights include:

•                  8 of 10 Independent Directors

•                  Independent Lead Director

•                  Majority Voting Director resignation policy

•                  Active Shareholder Engagement

•                  Proxy Access

•                  Clawback Policy

•                  Non-Hedging and Non-Pledging Policies

•                  Director and Management Stock Ownership Guidelines, including restrictions on sales of shares until requirements are met

•                  No Tax Gross-Ups

2016 Executive Compensation (page 30)

Below is the 2016 compensation for each Named Executive Officer (“NEO”) as determined under the Securities and Exchange Commission (“SEC”) rules.  See the notes accompanying the 2016 Summary Compensation Table on page 50 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	All Other Comp.	Total

Thomas E. Jorden Chairman, Chief Executive Officer and President (Principal Executive Officer)	$921,468	$—	$10,500,000	$—	$1,700,000	$59,451	$13,180,919

G. Mark Burford Vice President and Chief Financial Officer (Principal Financial Officer)	$429,779	$—	$3,200,000	$—	$690,000	$47,679	$4,367,458

Joseph R. Albi	$578,876	$—	$4,000,000	$—	$888,000	$58,072	$5,524,948
Executive Vice President—Operations, Chief Operating Officer

Stephen P. Bell Executive Vice President—Business Development	$480,340	$—	$3,400,000	$—	$735,000	$74,135	$4,689,475

John A. Lambuth	$471,365	$—	$3,750,000	$—	$735,000	$52,753	$5,009,118
Senior Vice President—Exploration

A Significant Portion of our CEO’s 2016 Compensation is At Risk

The accompanying graph illustrates our CEO’s 2016 at-risk compensation.  A significant portion of reported compensation is an incentive for future performance and realized only if Cimarex meets certain performance measures.

How CEO Pay is Tied to Cimarex’s Performance (page 44)

Our compensation programs are designed to align performance incentives with the long-term interests of our shareholders.  The programs also provide competitive total direct compensation opportunities that retain, and attract when needed, executive talent and link compensation earned to achievement of short- and long-term financial and operational objectives.  Our Compensation and Governance Committee considers performance in two primary ways:

•     Cimarex’s operating performance; and

•      Return to shareholders over time, on both an absolute basis and a relative basis compared to other companies in the S&P Oil & Gas Exploration & Production Index and our compensation peer group (see page 34).

2016 Financial and Operating Highlights

•      In spite of a reduction of exploration and development expenditures of 16% to $734.8 million compared to $877.0 million in 2015, year-over-year average daily production only declined 2% to 963.4 MMcfe per day.

•      Our Operations group did an excellent job of optimizing our production and reducing production expense by approximately $67.4 million, or 23%, from $299.4 million in 2015 to $232.0 million in 2016.  Our production expense per Mcfe of total production declined 20% from $.83 per Mcfe in 2015 to $.66 per Mcfe in 2016, and declined 39% in 2016 compared to 2014.

•      We incurred no additional debt and had cash on hand of $652.9 million at year-end 2016.

•      Year-over-year production revenues declined 14% to $1.2 billion as revenues were adversely affected by low realized commodity prices, which also brought about impairments of our oil and gas properties and net losses for each of 2015 and 2016.

•      Cash flow provided by operating activities of $599.2 million was 13% lower than that of the prior year.

•      During 2016, our overall estimated reserves were flat after additions, positive and negative revisions, and production.  We added 324.0 Bcfe of proved reserves through extensions and discoveries, primarily in the Mid-Continent and Permian Basin, where we added 121.6 Bcfe and 198.7 Bcfe, respectively.  In addition, we had net positive revisions of previous estimates of 19.8 Bcfe.  Revisions were comprised of an increase of 126.2 Bcfe for net positive performance revisions, an increase of 138.5 Bcfe related to lower operating expenses and a decrease of 244.9 Bcfe for negative revisions due to lower commodity prices.

•      Stock price increased from $89.38 at year-end 2015 to $135.90 at year-end 2016, an increase of 52%.  For the same period, average stock price performance for the Compensation Peer Group was 51%.

Return to Shareholders

Cimarex has consistently returned value to its shareholders.  The following chart shows how a December 31, 2011 investment of $100 in Cimarex common stock would have grown to $225.95 on December 31, 2016, which includes dividends reinvested quarterly for those who wish to consider Total Shareholder Return when evaluating executive compensation.  The chart also compares the Total Shareholder Return on Cimarex common stock to the same investment in the S&P 500 index, the Dow Jones US Exploration & Production index, and the S&P Oil & Gas Exploration & Production index over the same time period.

	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016
Cimarex Energy Co.	100.00	93.95	171.90	174.58	148.03	225.95
S&P 500	100.00	116.00	153.58	174.60	177.01	198.18
Dow Jones US Exploration & Production	100.00	105.82	139.52	124.48	94.94	118.19
S&P Oil & Gas Exploration & Production	100.00	103.65	132.14	118.15	77.80	103.36

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

PROXY STATEMENT

We are furnishing you this proxy statement to solicit proxies to be voted at the 2017 Annual Meeting (“Meeting”) of Shareholders of Cimarex Energy Co. (“Cimarex” or the “Company”).  The Meeting will take place on May 11, 2017 at 9:00 a.m. Mountain Daylight Time at Wells Fargo Center – Denver, Assemble Room (Lower Level 2), 1700 Lincoln Street, Denver, Colorado 80203.  The proxies also may be voted at any adjournments or postponements of the Meeting.

The mailing address of our principal office is 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203.  We are first furnishing the proxy materials to shareholders on March 31, 2017.

All properly executed written proxies and proxies submitted by telephone or internet delivered pursuant to this solicitation will be voted at the Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Meeting.

Only owners of record of shares of Cimarex common stock (“Common Stock”) as of the close of business on March 15, 2017, the record date, are entitled to notice of and to vote at the Meeting or at any adjournments or postponements of the Meeting.  Each owner of Common Stock on the record date is entitled to one vote for each share of Common Stock held.  On March 15, 2017, there were 95,113,764 shares of Common Stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2017.

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016 are available at http://www.allianceproxy.com/cimarex/2017.

QUESTIONS AND ANSWERS

PROXY MATERIALS AND VOTING INFORMATION

1.                       Why did I receive these proxy materials?

We are providing these materials in connection with the solicitation by the Board of Directors of Cimarex Energy Co., a Delaware corporation, of proxies to be voted at our 2017 Annual Meeting of Shareholders and at any adjournment or postponement of the Meeting.  The Meeting will take place on May 11, 2017, beginning at 9:00 a.m. Mountain Daylight Time, at the Wells Fargo Center – Denver, Assemble Room (Lower Level 2), 1700 Lincoln Street, Denver, Colorado 80203.

2.                       What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cimarex’s registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder of record with respect to these shares.  If your shares are held in a brokerage account or bank, broker or other nominee, you are considered the beneficial owner of these shares.

3.                       What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold of record in certificate form and in book-entry form.

If you are a Cimarex employee, you will receive a proxy or voting instruction card for all the shares you hold in the Cimarex 401(k) Plan.  Your proxy card will serve as a voting instruction card for the Plan trustee.  If you do not specify your voting instructions on the proxy card, the Plan trustee will vote your shares in the same proportion as it votes shares for which it did receive timely instructions.  To allow sufficient time for voting by the trustee, your voting instructions must be received no later than 11:59 p.m. Eastern Daylight Time on May 8, 2017.

4.                       What different methods can I use to vote?

By Written Proxy.  All shareholders of record can vote by written proxy card.  If you are a shareholder of record and receive a notice regarding the availability of proxy materials, you may request a written proxy card by following the instructions included in the notice.  If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee.

By Telephone or Internet.  All shareholders of record can vote by calling the toll-free telephone number on the proxy card.  Please have your proxy card when you call.  Voice prompts will direct you on how to vote your shares and will confirm your voting instructions have been recorded properly.

Shareholders also may vote on the internet by accessing the website noted on the proxy card.  Please have your proxy card when you go to the website.  As with telephone voting, you can confirm your voting instructions have been recorded properly.

Beneficial owners may vote by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials.

5.                       What are my voting choices for each of the proposals to be voted on at the 2017 Annual Meeting of Shareholders and what are the voting standards?

Proposal	Voting Choices and Board Recommendation	Voting Standard
Item 1. Election of Four Class III Directors

—                vote in favor of all nominees;

—                vote in favor of specific nominees;

—                vote against all nominees;

—                vote against specific nominees;

—                abstain from voting with respect to all nominees; or

—                abstain from voting with respect to specific nominees.

The Board recommends a vote FOR each of the nominees.

Majority of votes cast

Item 2. Advisory Vote to Approve Executive Compensation

—                vote in favor of the advisory proposal;

—                vote against the advisory proposal; or

—                abstain from voting on the advisory proposal.

The Board recommends a vote FOR the advisory proposal to approve executive compensation.

Majority of shares present and entitled to vote

Item 3. Advisory Vote on the Frequency of Advisory Vote on Executive Compensation

—     vote in favor of every one year;

—     vote in favor of every two years;

—     vote in favor of every three years; or

—     abstain from voting with respect to frequency.

The Board recommends a vote FOR every one year.

Majority of votes cast

Item 4. Ratification of the Appointment of KPMG LLP as Independent Auditors	— vote in favor of the ratification; — vote against the ratification; or — abstain from voting on the ratification. The Board recommends a vote FOR the ratification.	Majority of shares present and entitled to vote

6.                       What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.  If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered to vote.

Non-Discretionary Items.  The election of Directors, the advisory vote to approve executive compensation, and the advisory vote on frequency of the advisory vote on executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of KPMG LLP as Independent Auditors is a discretionary item.  Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on the proposal in their discretion.

7.                       How are abstentions and broker non-votes counted?

Item 1. Election of Four Class III Directors.  If you abstain from voting in the election of Directors, you will be treated as not having cast a vote and the abstention will not be counted in determining the outcome of the election.  Broker non-votes are not considered a vote cast under our Bylaws and will have no effect on the outcome of the election of Directors.

Item 2. Advisory Vote to Approve Executive Compensation.  If you abstain from voting on the advisory vote to approve executive compensation, you are considered present and entitled to vote, and your shares are considered in the calculation of whether Item 2 received the affirmative vote of a majority of shares present and entitled to vote.  The effect of an abstention is a vote against Item 2.  Broker non-votes are not considered in the calculation of a majority of shares present and entitled to vote.

Item 3. Advisory Vote to Approve the Frequency of the Advisory Vote on Executive Compensation.  If you abstain from voting on the advisory vote to approve the frequency of the advisory vote on executive compensation, you will be treated as not having cast a vote and the abstention will not be counted in determining whether Item 3 received the affirmative vote of a majority of shares present and entitled to vote.  Broker non-votes are not considered in the calculation of a majority of shares present and entitled to vote.

Item 4. Ratification of Appointment of KPMG as Independent Auditors.  If you abstain from voting on the ratification of KPMG LLP as Cimarex’s Independent Auditors, you are considered present and entitled to vote, and your shares are considered in the calculation of whether Item 4 received the affirmative vote of a majority of shares present and entitled to vote.  The effect of an abstention is a vote against Item 4.  Because Item 4 is a routine matter on which a broker has discretionary authority, no or few broker non-votes likely will result from this Item.

8.                       What can I do if I change my mind after I vote my shares?

You may revoke your proxy prior to the completion of voting by:

•                  Giving written notice to Cimarex’s Corporate Secretary;

•                  Delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the internet in a timely manner; or

•                  Voting by ballot at the Annual Meeting.

9.                       Can I access the proxy materials on the internet?  How can I sign up for the electronic proxy delivery service?

We are distributing our proxy materials to certain shareholders via the internet under the “notice and access” approach permitted by the SEC.  On or about March 31, 2017, we will mail to certain of our shareholders a notice of internet availability of proxy materials with instructions explaining how to access our proxy statement and annual report and how to vote online.  If you receive a notice of internet availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them by following the instructions for requesting such materials included in the notice of internet availability.

Even if you do not participate in “notice and access,” the Notice of Annual Meeting and proxy statement are available on the internet at http://www.allianceproxy.com/cimarex/2017.

10.              Who counts the votes?

Alliance Advisors LLC, our proxy solicitor, will tabulate the votes and act as inspector of election.

11.              When will Cimarex announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Shareholders.  Cimarex will report the final results in a Current Report on Form 8-K filed with the SEC after the Meeting.

12.              How are proxies solicited, and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies.  We hired Alliance Advisors LLC to assist with the solicitation of proxies for an estimated fee of $9,500 plus expenses.  We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock.

Our Directors, officers and employees also may solicit proxies by mail, telephone and personal contact.  They will not receive any additional compensation for these activities.

13.              What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “1934 Act”), only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless the shareholders have notified Cimarex of their desire to receive multiple copies of the proxy statement.  This is known as “householding.”

Upon oral or written request, we promptly will deliver a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed.  Direct requests for additional copies for the current year or future years to our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203-4537, telephone (303) 295-3995 and facsimile (720) 403-9383.

Shareholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, by phone at (888) 509-5580 or by mail at 17 Battery Place South, 8th Floor, New York, NY 10004, to request a single copy be mailed in the future.

Beneficial owners should contact their broker or bank.

14.              How can I vote at the Meeting if I am a beneficial owner?

If you are a beneficial owner and want to vote your shares at the Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy, bring the legal proxy with you to the Meeting and hand it in with a signed ballot that will be provided to you at the Meeting.  You will not be able to vote your shares at the Meeting without a legal proxy.  If you do not have a legal proxy, you can still attend the Meeting.  We encourage you to vote your shares in advance, even if you intend to attend the Meeting.  Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the Meeting and vote in person or legally appoint another proxy to vote on your behalf.

COMPANY DOCUMENTS, COMMUNICATIONS AND SHAREHOLDER PROPOSALS

15.              How can I view copies of Cimarex’s corporate documents and SEC filings?

Our Corporate Governance Guidelines, Board Committee Charters, Code of Business Conduct and Ethics and SEC filings are posted on our website at www.cimarex.com.  Upon request, we will promptly deliver (free of charge) a copy of our Annual Report on Form 10-K to any shareholder.  Direct such requests to our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203-4537, telephone (303) 295-3995 and facsimile (720) 403-9383.

16.              How can I communicate with Cimarex’s Directors?

Communications from shareholders can be addressed to our Directors by mail in care of our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203-4537, telephone (303) 295-3995 or facsimile (720) 403-9383.  All shareholder communications will be forwarded to our Lead Director.  The Lead Director may take any action deemed appropriate or necessary, including, without limitation, forwarding the information to the Board for consideration or, with the concurrence of the Board, retaining independent or outside counsel, accountants or other advisors to address the concern.

17.              How do I submit a proposal for action at the 2018 Annual Meeting of Shareholders?

A proposal to be acted upon at the 2018 Annual Meeting of Shareholders will be acted upon only:

•                  If the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the 1934 Act, the proposal is received by our Corporate Secretary on or before December 1, 2017, and the proposal meets the requirements of the applicable rules of the SEC and the requirements of our bylaws.

•                  If the proposal is not to be included in the proxy statement, pursuant to our bylaws, the proposal is submitted in writing to our Corporate Secretary no earlier than January 11, 2018 and no later than February 12, 2018, and such proposal is, under Delaware General Corporation Law, an appropriate subject for shareholder action.

•                  If the proposal concerns the nomination of directors, see the procedures in “Election of Directors (Item 1) — Director Nominations” in the following section.

ELECTION OF DIRECTORS (ITEM 1)

Election Process

Our current Board consists of ten Directors, which is the maximum number of Directors permitted by our Certificate of Incorporation.  The Board is divided into three classes:  Class I, Class II and Class III Directors.  At each Annual Meeting, a Class of Directors is elected for a term expiring at the Annual Meeting in the third year following the year of election.  Each Director holds office until his or her successor is elected and qualifies.

The terms of the four Class III Directors, David A. Hentschel, Thomas E. Jorden, Floyd R. Price and L. Paul Teague, will expire at the 2017 Annual Meeting.  The Nominating Committee, at its March 2017 meeting, nominated Messrs. Hentschel, Jorden, and Price and Ms. Vallejo for election as Class III Directors, to serve until the Annual Meeting of Shareholders to be held in 2020.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a Director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee(s) designated by our Board or its Nominating Committee.  As of the mailing of these proxy materials, the Board knows of no reason why any Director nominee would not be available to serve as a Director.

A nominee is elected if the votes cast for his or her election exceed the votes cast against his or her election.  Pursuant to our majority voting policy, each nominated Director has tendered an irrevocable resignation that is effective upon his or her failure to receive the required vote and the Board’s acceptance of such resignation.  If a nominee fails to receive more favorable votes than votes cast against him or her, the Nominating Committee will act on an expedited basis following the Annual Meeting to determine whether to recommend that the Board accept the Director’s resignation.  The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept the Director’s resignation.  The Director whose resignation is under consideration must abstain from participating in any decision regarding his or her resignation.  The Board will publicly disclose its decision regarding acceptance of his or her resignation within 90 days after the results of the election are certified.  If the resignation is not accepted, the Director will continue to serve as a Director until his or her successor is elected and qualified.  If the Board accepts the resignation, then the Board will either fill the vacancy in accordance with the Bylaws or decrease the size of the Board in compliance with the Certificate of Incorporation.

Director Nominations

The Nominating Committee is responsible for identifying and evaluating nominees for Director and for recommending to the Board a slate of nominees for election at each Annual Meeting.  Nominees may be suggested by Directors, members of management, shareholders or a third-party firm.

While the Nominating Committee will consider nominees recommended by shareholders, it did not receive any shareholder nominations for the 2017 Annual Meeting prior to the deadline for such nominations.  Shareholders who wish to nominate persons for election as Directors at the 2018 Annual Meeting must submit a timely written notice complying with Cimarex’s Bylaws to the Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203-4537, facsimile (720) 403-9383.  In addition, up to 20 shareholders collectively beneficially owning more than 3% of the Company’s outstanding shares for at least three consecutive years may nominate up to two candidates for inclusion in the Company’s proxy materials by following the procedures set forth in the proxy access provisions in Article III, Section 2A of our Bylaws (the “Proxy Access Policy”).  To be timely, the shareholder’s written notice for nominees to be considered by the Nominating Committee or proxy access candidate to be included in the proxy statement for the 2018 Annual Meeting must be received between January 11, 2018 and February 12, 2018.  In addition, shareholder nominations must comply with the other requirements of Article III, Section 2 or Section 2A, as applicable, of our Bylaws.

Director Qualifications

In its assessment of each potential candidate, the Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Cimarex’s business or related industries and such other factors that the Nominating Committee determines are pertinent in light of the needs of the Board.  The Nominating Committee also considers the ability of a nominee to devote the time and effort necessary to fulfill his or her responsibilities to Cimarex.  Our Nominating Committee Charter specifically includes diversity of gender and ethnic background in the list of desirable attributes sought in our Board composition.

Although all the current Directors have extensive oil and gas experience, either as company executives or attorneys, their experience is with companies with widely different operating strategies.  This diversity and depth of experience benefits our Board in executing its duty of oversight and guidance.

2017 Nominees for Class III Directors

Upon the recommendation of the Nominating Committee, the Board has nominated David A. Hentschel, Thomas E. Jorden, Floyd R. Price and Frances M. Vallejo for election as Class III Directors to serve until the Annual Meeting of Shareholders to be held in 2020.  The Board has determined that each of Mr. Hentschel, Mr. Price and Ms. Vallejo is independent under the New York Stock Exchange (“NYSE”) corporate governance rules.  Each of the Director nominees other than Ms. Vallejo currently serves on the Board.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The Board believes that the combination of the various qualifications, skills and experiences of the 2017 Director nominees will contribute to an effective and well-functioning Board.  The Board also believes that, individually and as a whole, the Director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Cimarex.

Included in each Director nominee’s biography is an assessment of the specific qualifications, attributes, skills and experience of such nominee based on the qualifications described above.

The Board of Directors recommends a vote FOR the election of each of the Director nominees.

DAVID A. HENTSCHEL, age 83

Position, Principal Occupation and Business Experience

Mr. Hentschel was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation, a subsidiary of Occidental Petroleum, from 1986 to 1993 and from 1997 until he retired in 1999.  He also served as President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd., now known as Nexen, from 1995 to 1997.  He was in charge of the worldwide exploration and production operations for Cities Service and Occidental Oil and Gas Corporation for the last 20 years of his 40-year career.

Mr. Hentschel was a director of Occidental Petroleum from 1987 to 1993 and of Canadian Occidental or Nexen from 1985 to 2009.  During his service as a director of Nexen, he was chair of the audit committee and a member of the compensation committee and various other committees.  He was also a director of the Bank of Oklahoma from 1984 to 1995.

Key Attributes, Experience and Skills

Mr. Hentschel brings considerable executive experience in the domestic and international oil and gas industry to the Board.  Mr. Hentschel’s extensive leadership background and his service on Nexen’s audit and compensation committees provide strong skills and experience for his service on our Compensation and Governance Committee.

THOMAS E. JORDEN, 59

Position, Principal Occupation and Business Experience

Mr. Jorden is the Chairman of the Board, Chief Executive Officer and President of Cimarex.  He has served Cimarex in various capacities since September 2002.  He was elected CEO in September 2011 after serving as Executive Vice President-Exploration from 2003 to 2011 and as Vice President-Exploration from 2002 to 2003.  Mr. Jorden also serves on the Board of Trustees of the Colorado School of Mines and other private boards.

Key Attributes, Experience and Skills

Mr. Jorden brings to the Board over 30 years of experience in the oil and gas exploration and production industry and, as our Chief Executive Officer, a deep understanding of our business, operations and long-term strategic issues and goals.  Mr. Jorden holds undergraduate and graduate degrees in geophysics.  His service on the Board creates an important link between management and the Board.

FLOYD R. PRICE, 68

Position, Principal Occupation and Business Experience

Mr. Price, a former executive officer of Apache Corporation, held various positions with Apache Corporation from 1991 through 2009, including Executive Vice President and Corporate Exploration Officer; President, Apache Canada; President, Apache International; and Exploration Manager.  Apache Corporation, with headquarters in Houston, Texas, is an oil and gas exploration and production company with domestic and international operations.  Mr. Price has served as Chairman of the Board and as a member of the audit, reserves and compensation/governance committees of Tamarack Valley Energy Ltd., Calgary, Alberta, Canada, a publicly held company traded on the Toronto Stock Exchange, since June 2010. Tamarack is involved in the identification, evaluation and operation of resource plays in the Western Canadian sedimentary basin.   From June 2010 to January 2013, Mr. Price served as a director and Chairman of the Board of Gastar Exploration, Inc., a publicly held company located in Houston, Texas.  Mr. Price also served on the compensation and governance, audit and reserves committees of the board at Gastar.  Gastar is engaged in the exploration, development and production of natural gas, natural gas liquids, oil and condensate in the United States and is traded on the NYSE.

Key Attributes, Experience and Skills

Mr. Price has over 40 years of domestic and international experience in the exploration and production business.  Mr. Price has held leadership positions with a large public oil and gas company.  His experience during the past six years serving as a director of public and private companies also provides him with invaluable board skills and experience.  Mr. Price brings extensive oil and gas exploration, operations, management and financial experience to Cimarex’s Compensation and Governance Committee.

Frances M. Vallejo, 51

Position, Principal Occupation and Business Experience

Ms. Vallejo, a former executive officer of ConocoPhillips, the world’s largest independent exploration company, held various positions beginning in 1987 with ConocoPhillips and Phillips Petroleum Company, which merged with Conoco Inc. to form ConocoPhillips in August 2002.  She served as Vice President Corporate Planning and Development from April 2015 until December 2016 and as Vice President and Treasurer from October 2008 until March 2015.   Prior to October 2008, she served as General Manager—Corporate Planning and Budgets, Vice President Upstream Planning & Portfolio Management, Assistant Treasurer, Manager Strategic Transactions, and in other geophysical, commercial, and finance roles.  Ms. Vallejo served as a member of the Board of Trustees of Colorado School of Mines from 2010 until 2016 and on other charitable associations.

Key Attributes, Experience and Skills

Ms. Vallejo’s 30 years of experience in the oil and gas industry and extensive leadership roles in corporate planning, budgeting, and treasury are key attributes that make her well qualified to serve as a Cimarex Director.

Continuing Directors – Class I – Term Expires 2018

JOSEPH R. ALBI, 58

Position, Principal Occupation and Business Experience

Mr. Albi was named Chief Operating Officer in September 2011.  He has served Cimarex in various capacities since September 2002, including Executive Vice President-Operations from 2005 to 2011, Senior Vice President-Corporate Engineering from 2003 to 2005 and Vice President-Engineering from 2002 to 2003.

Key Attributes, Experience and Skills

Mr. Albi has over 35 years of experience in the oil and gas industry.  His extensive understanding of the management of oil and gas production and drilling operations, business development, environmental and safety management and oil and gas marketing provide the Board with considerable insight about the operations of Cimarex.

LISA A. STEWART, 59

Position, Principal Occupation and Business Experience

Ms. Stewart is Chairman, President, Chief Executive Officer and Chief Investment Officer of Sheridan Production Partners (“Sheridan”), a privately-owned oil and gas operating company she founded in 2007.  From 2009 until its acquisition in May 2015, Ms. Stewart served as a director on the board of Talisman Energy, Inc., a Canadian oil and gas exploration and production company traded publicly on the NYSE and the Toronto Stock Exchange.  Prior to 2007, Ms. Stewart served as Executive Vice President of El Paso Corporation and President of El Paso E&P from 2004 to 2006.  From 1984 to 2004, Ms. Stewart served in various capacities, including as Executive Vice President, of Apache Corporation with responsibility in various departments of Apache, which included reservoir engineering, business development, land, environmental, health and safety and corporate purchasing.

Key Attributes, Experience and Skills

Ms. Stewart’s over 30 years of experience in the oil and gas industry and extensive leadership roles are key attributes that make her well qualified to serve as a Cimarex Director.

MICHAEL J. SULLIVAN, 77

Position, Principal Occupation and Business Experience

Mr. Sullivan retired in September 2015 from the Arizona-based law firm Lewis Roca Rothgerber LLP after serving as senior attorney, partner or special counsel since 2001, and the managing attorney of the firm’s Casper, Wyoming office.  Mr. Sullivan practiced law as a partner with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998.

Mr. Sullivan retired as a director and member of the compensation and governance committees of First Interstate BancSystem, located in Billings, Montana, in December 2016, and had been a director and member of the compensation and governance and audit committees of Sletten Construction, Inc., located in Great Falls, Montana (a non-public company) until retiring from the board in June of 2015.  From 2001 to 2009, he served as a director and was a member of the audit, corporate social responsibility, and governance committees of Allied Irish Bank Group, located in Dublin, Ireland.  From 2003 to 2011, he served as a director of the Kerry Group Plc, a global food and food ingredients producer headquartered in Tralee, the county town of County Kerry, Ireland.

Key Attributes, Experience and Skills

Mr. Sullivan brings a wealth of experience and a diverse background to our Board.  In addition to his Juris Doctor degree, he has an undergraduate degree in petroleum engineering, years of governmental service as the Governor of Wyoming (1987-1995) and as the Ambassador to Ireland (1998-2001), and 40 years’ experience practicing law in the areas of natural resources, mediation and business.  As Governor, he was involved in the process of reviewing and administering Wyoming’s budget.  This experience is directly relevant to his service on the Audit Committee.  Mr. Sullivan’s education, legal experience, particularly in mediation and litigation, and his domestic and international service all provide a background that is beneficial in addressing the issues coming before the Cimarex Board.

Continuing Directors – Class II – Term Expires 2019

HANS HELMERICH, 58

Position, Principal Occupation and Business Experience

Mr. Helmerich has served as Chairman of Helmerich & Payne, Inc. (“H&P”) since March 2012 and a director since 1987.  H&P is a publicly held company primarily engaged in contract drilling services for oil and gas exploration and production companies.  H&P uses drilling rigs it designs and builds and is one of the major land and offshore platform drilling companies in the world.  After joining H&P in 1981, Mr. Helmerich served as CEO from 1989 to March 2014 and as President from 1989 to March 2012.  H&P’s exploration and production business was merged into Cimarex in 2002.

Mr. Helmerich serves as a director of Atwood Oceanics, Inc., located in Houston, Texas, an international offshore drilling company traded on the NYSE, and as a Trustee of The Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin.

Key Attributes, Experience and Skills

Mr. Helmerich’s background with the drilling sector of the oil and gas business provides the Board with insight into an aspect of Cimarex’s business that represents a significant expenditure in Cimarex’s capital budget.  His over 25 years of executive experience provide a strong background for his service on Cimarex’s Board and on the Compensation and Governance Committee.  In addition, his service as a director of Atwood Oceanics and as a Trustee of The Northwestern Mutual Life Insurance Company provides him with additional experience and knowledge to serve as a Director.

HAROLD R. LOGAN, JR., 72

Position, Principal Occupation and Business Experience

Mr. Logan currently serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and has served as a director of that company since 1996.  In February 2015, he began serving as Lead Director of InfraREIT, Inc., a publicly held real estate investment trust that owns utility assets (electric transmission lines) in Texas.  In addition, he has been a director of Graphic Packaging Holding Co. and predecessor companies since 2003.  Mr. Logan also is a director of two private companies – Hart Energy Publishing (publisher of Oil and Gas Investor and other energy publications) and Basic Materials and Services LLC (a privately held company that invests in companies providing specialized services for the pipeline construction and sand/silica industries).

Mr. Logan was a co-founder of TransMontaigne in Denver, Colorado in 1995 and Chief Financial Officer, Executive Vice President, and Treasurer, through 2002.  He served as a director of TransMontaigne from 1995 to 2006 and chairman of its Finance Committee from 2002 to 2006.  From 1987 to 1994, he was Senior Vice President/Finance, Chief Financial Officer, and a director of Associated Natural Gas Corporation.  Prior to that, Mr. Logan was an investment banker with Dillon Read & Co. Inc. and Rothschild, Inc.

Since 1998, Mr. Logan has been a director of ten public companies and has served on audit, compensation, and governance committees.

Key Attributes, Experience and Skills

Mr. Logan has over 40 years of business experience.  His education and his investment banking/venture capital and financial management experience provide him with a comprehensive understanding of business and finance.  Mr. Logan’s expertise and experience have been relevant to his responsibilities of providing oversight and advice to the management of public companies, and are of particular benefit in his role as Cimarex’s Lead Director and as a member of Cimarex’s Audit Committee.

MONROE W. ROBERTSON, 67

Position, Principal Occupation and Business Experience

Mr. Robertson retired from Key Production Company, Inc. (one of two companies whose merger created Cimarex in 2002) after co-founding and serving for 10 years with Key.  While with Key, he held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer.  Mr. Robertson has served in executive capacities with three other public energy companies, Apache Corporation, Gulf Oil Corporation and Terra Resources, Inc.

Mr. Robertson was a director of Earthstone Energy, Inc. (formerly named Basic Earth Science System) from 2007 to 2014.  During his service as a director of Earthstone, he was chair of the Audit Committee and a member of the Compensation and Nominating Committee.

Key Attributes, Experience and Skills

Mr. Robertson has comprehensive knowledge of the financial and operational sides of the exploration and production business, which is of considerable value in his service as Chairman of the Audit Committee.

Retiring Director – Class III – Term Expires 2017

L. PAUL TEAGUE, 82

Mr. Teague, who has served as a Director since 2002, will not seek an additional term as Director and will retire following the May 11, 2017 annual meeting of shareholders.  In order to provide continued access to Mr. Teague’s specialized knowledge and expertise concerning Cimarex, Mr. Teague will serve as Director Emeritus for up to two years after the expiration of his term as Director.  Cimarex would like to thank Mr. Teague for his dedicated service to, and guidance of, the company since he joined the Board.

DIRECTOR COMPENSATION

Our Compensation and Governance Committee administers our Director compensation program.  Total Director compensation is designed to be near the 50th percentile of that paid by comparable public oil and gas companies with similar market capitalization and revenue.  We use the same group of companies in reviewing Director compensation as we use in reviewing executive base salary and total direct compensation.  See Competitive Positioning, Section 1, Compensation Discussion and Analysis for a list of, and the methodology followed in selecting, these companies.  The Compensation and Governance Committee uses its independent compensation consultant, Longnecker & Associates (“Longnecker”), to review and make recommendations concerning Director compensation.  The Compensation and Governance Committee, after reviewing the consultant’s recommendations with the CEO and Vice President of Human Resources, recommends Director compensation for Board consideration and approval at the Board meeting held following each year’s Annual Meeting of Shareholders.  Payment of the annual component of Director compensation occurs on June 1 of each year.  Meeting fees are paid as earned.

Through May 12, 2016, compensation for non-employee Directors consisted of the following:

•     Annual cash retainer of $75,000;

•     Annual equity retainer of $180,000, comprised of restricted stock that vests in one-third increments on May 1 of each of the three years following the date of grant;

•     Committee Chairman fee of $20,000;

•     Lead Director (who also acts as Nominating Committee Chairman) fee of $40,000;

•     Board meeting attendance fee of $1,800 per meeting; and

•     Committee meeting attendance fee of $1,500 per meeting.

At the May 12, 2016 meeting, the non-employee Director compensation did not change.  The cash components and value of the equity component of Director compensation has not changed since May 2014.

Independent Director 2016 Compensation

NAME	FEES PAID IN CASH(1)	STOCK AWARDS(2)	ALL OTHER COMPENSATION(3)	TOTAL

Hans Helmerich	$91,500	$180,000	$4,787.12	$276,287
David A. Hentschel	$94,800	$180,000	$1,251.92	$276,052
Harold R. Logan, Jr.	$137,800	$180,000	$1,251.92	$319,052
Floyd R. Price	$94,800	$180,000	$1,251.92	$276,052
Monroe W. Robertson	$117,800	$180,000	$1,251.92	$299,052
Lisa A. Stewart	$97,800	$180,000	$580.40	$278,380
Michael J. Sullivan	$97,800	$180,000	$1,251.92	$279,052
L. Paul Teague	$114,800	$180,000	$1,251.92	$296,052

(1)     Represents fees earned for services as a Director during 2016, including the annual cash retainer fee, Board and Committee meeting attendance fees, Committee Chairman fee and Lead Director fee.

(2)     Represents the aggregate grant date fair market value of the 1,553 shares of restricted stock as of the June 1, 2016 grant date.

(3)     Consists of dividends paid during 2016 on unvested restricted stock awards and dividend equivalents paid during 2016 on deferred compensation units that settle in shares of common stock.

The following table discloses as of December 31, 2016 the aggregate number of outstanding unvested stock awards and the market value of those awards.  Market value is based on the closing trading price of $135.90 on December 30, 2016, which was the last trading day of 2016.  The Directors have the right to vote and receive dividends on unvested stock awards.  There were no outstanding vested but unexercised option awards as of that date.

Independent Director	Unvested Stock Awards	Market Value

Hans Helmerich	3,061	$415,990
David A. Hentschel	3,061	$415,990
Harold R. Logan, Jr.	3,061	$415,990
Floyd R. Price	3,061	$415,990
Monroe W. Robertson	3,061	$415,990
Lisa A. Stewart	2,146	$291,641
Michael J. Sullivan	3,061	$415,990
L. Paul Teague	3,061	$415,990

Our Corporate Governance Guidelines require that each independent Director own Cimarex stock in an amount equal to three times his or her annual cash retainer.  A newly elected Director has three years from the date of his or her initial election to comply with the Corporate Governance Guidelines.  Restricted stock, restricted stock units and deferred compensation units are counted in calculating ownership; shares subject to options are not counted.  Each of the independent Directors complies with these guidelines.

In connection with his retirement from the Board effective immediately following the Meeting on May 11, 2017, the Board appointed Mr. Teague effective that date as Director Emeritus for up to a two-year term.  As compensation for serving as Director Emeritus, all outstanding restricted stock awards held by Mr. Teague at the time of the expiration of his term as Director will continue to vest according to their terms during the period he serves as Director Emeritus.  Mr. Teague also will be entitled to such other cash compensation as determined by the Chairman of the Board in consideration of the expected time commitment to be made by Mr. Teague and such other facts and circumstances as the Chairman of the Board deems appropriate.  The Company also will enter into an indemnification agreement with Mr. Teague with substantially the same terms as his current indemnification agreement as a Director.

CORPORATE GOVERNANCE

Cimarex’s website (www.cimarex.com) includes materials that are helpful in understanding our corporate governance practices:

•	Corporate Governance Guidelines	•	Corporate Bylaws
•	Code of Business Conduct and Ethics	•	Stock Ownership Guidelines
•	Complaint and Reporting Procedures	•	Background and Experience of our Board of Directors
•	Committee Charters	•	Background and Experience of Executive Management

We believe good corporate governance promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build public trust.  Copies of corporate governance materials may be requested from our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203.

A summary of key governance matters are noted in the table below:

Size of Board	10	Code of Business Conduct and Ethics	Yes

Number of independent Directors	8	Corporate Governance Guidelines	Yes

Majority voting for Directors resignation policy	Yes	Disclosure Committee for financial reporting	Yes

Classified Board	Yes	Board and Audit Committee risk oversight	Yes

Separate Chairman and CEO	No	Compensation risk assessment	Yes

Independent Lead Director	Yes	Review of related party transactions	Yes

Diverse Board skills and experience	Yes	Non-Hedging and non-pledging policies	Yes

Annual Board and Committee self-evaluations	Yes	Clawback policy	Yes

Periodic consultant review of Board skills	Yes	Management and Director stock ownership guidelines	Yes

Annual equity grants to Directors	Yes	Tax gross-ups	No

Annual Board education	Yes	Proxy Access	Yes

Shareholders may communicate with our Board by mail directed to our Corporate Secretary or by facsimile (720) 403-9383.  All communications will be forwarded to the Lead Director for the Lead Director’s review.  The Lead Director may take any action the Lead Director deems appropriate or necessary, including, without limitation, forwarding the information to the Board for consideration or, with the concurrence of the Board, retaining independent or outside counsel, accountants or other advisors to address the concern.

BOARD AND COMMITTEE INFORMATION

Our Board

During 2016, the Board of Directors met six times.  The Board has three Committees:  the Audit Committee, the Compensation and Governance Committee, and the Nominating Committee.  During 2016, each Director attended greater than 75% of the meetings of the Board and the Board Committees on which he or she served.  All Board members are expected to attend the Annual Meeting.  All Directors attended our 2016 Annual Meeting.

NAME	AGE	DIRECTOR SINCE	POSITION	INDEPENDENT	OTHER PUBLIC BOARDS

Joseph R. Albi	58	2011	Executive Vice President—Operations, Chief Operating Officer, Cimarex	No	0

Hans Helmerich	58	2002	Chairman and former CEO, Helmerich & Payne, Inc.	Yes	3

David A. Hentschel	83	2002	Retired, Former Chairman, CEO Occidental Oil & Gas Corporation	Yes	0

Thomas E. Jorden	59	2011	Chairman, CEO and President, Cimarex	No	0

Harold R. Logan, Jr.	72	2009	Chairman, Suburban Propane Partners, L.P.	Yes	3

Floyd R. Price	68	2012	Retired, Former Executive Vice President, Apache Corporation	Yes	1

Monroe W. Robertson	67	2005	Retired, Former President and Chief Operating Officer of Key Production Co.	Yes	0

Lisa A. Stewart	59	2015	Chairman, President, Chief Executive Officer and Chief Investment Officer of Sheridan Production Partners	Yes	0

Michael J. Sullivan	77	2002	Retired Senior Attorney, Lewis Roca Rothgerber LLP	Yes	1

L. Paul Teague*	82	2002	Retired, Former Regional Vice President, Texaco USA	Yes	0

________

*       Mr. Teague will not stand for reelection at the Meeting.  Frances M. Vallejo has been nominated to serve as a Class III Director in the vacancy resulting from Mr. Teague’s retirement.

Board Leadership Structure

Cimarex has a combined Chairman of the Board and CEO.  Cimarex also has a Lead Director who is chosen annually from our independent Directors.  Following is a summary of the functions of the Chairman of the Board/CEO and the Lead Director, as provided in our Lead Director Charter:

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director
Preside over Board meetings.	Preside at all Board meetings at which the Chairman of the Board is not present.

Call special meetings of the Board.	Solicit agenda items from non-management Directors, review Board meeting agenda and materials, and provide input to the Chairman of the Board.

Approve agenda for Board meetings.	Authority to call meetings of non-management Directors and, as appropriate, set the agenda.

Preside over shareholder meetings.	Preside at all meetings of non-management Directors and at all executive sessions of non-management Directors.

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director
Facilitate and participate in formal and informal communications with and among Directors.	Act as Chairman of the Nominating Committee.

Liaison between the Chairman and Directors and facilitate communication among full Board.

Review shareholder communications directed to Board and take appropriate action.

Retain outside advisors and consultants who report directly to the Board on Board-wide issues.

The Board believes that the roles of a combined Chairman/CEO and an independent Lead Director having the duties described above serve the interests of our shareholders because this structure provides an appropriate balance between strategy development and independent oversight of management.

Thomas Jorden was elected Chief Executive Officer on September 30, 2011 and Chairman of the Board on August 14, 2012.  He has served as an executive officer of Cimarex since its formation in 2002.  He has considerable knowledge and experience gained through his executive positions with Cimarex and prior industry experience.  This knowledge and experience allow him to focus the activities of the Board on matters most relevant to the success of Cimarex.

Our Board structure is designed to avoid any undue influence by the Chairman of the Board/CEO on the Board.  The Compensation and Governance Committee is comprised entirely of independent Directors.  When the Board acts on the Compensation and Governance Committee’s recommendation for compensation of the Chairman/CEO, it acts without him being present.

The substantial experience and background of our independent Directors ensure their active and knowledgeable involvement in Board matters.  This involvement, and the presence and involvement of our Lead Director, provide the Board with a strong and independent point of view.

Board Committees

The table below provides 2016 membership and meeting information for each of the Board Committees:

NAME	AUDIT	COMP/GOV	NOMINATING
Hans Helmerich		X	X
David A. Hentschel		X	X
Harold R. Logan, Jr.	X		X
Floyd R. Price		X	X
Monroe W. Robertson	X		X
Michael J. Sullivan	X		X
Lisa A. Stewart	X		X
L. Paul Teague		X	X

2016 Meetings Held	8	6	3

Audit Committee

The Audit Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating the Audit Committee’s responsibilities.  A copy of the Audit Committee Charter is available on our website at www.cimarex.com.  Under its Charter, the Audit Committee performs the following functions:

•                  Appoints independent auditors;

•                  Approves the nature and scope of services of independent auditors and reviews range of fees for such services;

•                  Assists the Board in monitoring the performance of the internal audit function;

•                  Reviews qualifications and independence of auditors;

•                 Reviews and discusses with independent auditors (i) the auditors’ responsibilities and management’s responsibilities in the audit process, (ii) overall audit strategy, (iii) scope and timing of annual audit, and (iv) any significant risks identified during auditors’ risk assessment procedures;

•                 Assists the Board in monitoring the integrity of financial statements;

•                 Monitors compliance with legal and regulatory requirements;

•                 Reviews and reports to Board on corporate and financial risk processes;

•                 Monitors the process related to ongoing litigation matters; and

•                 With the Company’s management and (if applicable) an independent petroleum engineering consulting firm, reviews the Company’s annual process of estimating and reporting quantities of oil and gas reserves.

The Board of Directors has determined that each of the members of the Audit Committee is financially literate and independent as defined by the rules of the SEC and the NYSE.  The Board also has determined that each of Mr. Logan, Mr. Robertson and Ms. Stewart is an “audit committee financial expert” as defined by the SEC’s rules.

Compensation and Governance Committee

The Compensation and Governance Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating the Committee’s responsibilities.  A copy of the Compensation and Governance Committee Charter is available on our website at www.cimarex.com.  Under its Charter, the Compensation and Governance Committee performs the following functions:

Compensation Functions

•                 Recommends CEO and executive officer cash compensation for approval by the Board;

•                 Recommends Director compensation for approval by the Board;

•                 Reviews and recommends to the Board that the Compensation Discussion and Analysis be included in our proxy statement;

•                 Determines amount and terms of equity awards;

•                 Reviews and approves long-term incentive plans;

•                 Reviews relationship of compensation to risk; and

•                 Approves the nature and scope of services of independent compensation consultants.

Governance Functions

•                 Oversees corporate governance;

•                 Develops plans for managerial succession; and

•                 Oversees annual Board and Committee evaluations.

Compensation and Governance Committee Interlocks and Insider Participation.  Hans Helmerich, a member of the Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002.  Cimarex was formed on February 14, 2002 as a wholly owned subsidiary of H&P for the purpose of facilitating a spinoff by H&P of its oil and gas exploration and production business.  Cimarex became a publicly traded company on September 30, 2002, at which time Mr. Helmerich resigned as an executive officer.

Nominating Committee

The Nominating Committee is comprised of all of the independent Directors and is governed by a Board-approved Charter stating its responsibilities.  A copy of the Nominating Committee Charter is available on our website at www.cimarex.com.  Under its Charter, the Nominating Committee’s responsibilities include the following:

•                 Determine desired Board skills and attributes;

•                 Recommend candidates to serve on the Board and to stand for election at annual meeting of shareholders or to fill a vacancy occurring between meetings;

•                 Consider shareholder nominees for election to the Board; and

•                 Recommend Committee appointments.

Director Independence and Related Person Transactions

Our Corporate Governance Guidelines require that a majority of our Board of Directors be independent as defined by applicable laws, rules, regulations and listing standards.  We comply with the criteria for independence established by the NYSE listing requirements and other governing laws and regulations.

Each year the Compensation and Governance Committee reviews the independence of our Directors and any related person transactions.  On the basis of this review, the Committee delivers a report to the Board of Directors, and the Board makes independence determinations based on the Committee’s report.

As a result of this review, the Board has determined that Hans Helmerich, David Hentschel, Harold Logan, Floyd Price, Monroe Robertson, Lisa Stewart, Michael Sullivan and L. Paul Teague, representing eight of our ten current Directors, are independent of Cimarex and its management.  The Board also determined that Frances M. Vallejo, who is nominated to serve as a Class III Director, is independent of Cimarex and its management.  Thomas Jorden and Joseph Albi are not independent because of their employment as CEO and COO of Cimarex, respectively.

In making these determinations, the Board considered that, in the ordinary course of business, relationships and transactions may occur between Cimarex and entities with which some of our Directors or nominee for Director are or have been affiliated.  As a result of the Committee’s review, certain relationships and transactions are not considered to be material transactions that would impair a Director’s independence, including the following:

•                 The Director is an employee of another company that does business with Cimarex, and our annual sales to or purchases from the other company amount to less than 2% of the annual revenues of the other company and that such sales to or purchases from the other company are part of our ordinary course of business and conducted in the same manner as we obtain services from other companies that provide similar services; or

•                 The Director is a director (but not an employee) of another company that does business with Cimarex.

Hans Helmerich is the Chairman of the Board, and until March 5, 2014 was the CEO, of H&P, a company with which Cimarex engages in ordinary course of business transactions.  During H&P’s fiscal year ended September 30, 2016, Cimarex paid H&P $17.5 million for drilling services in arms’ length transactions and as part of our ordinary course of business and in the same manner as we obtain services from other companies that provide similar services.  The aggregate amount of the payment represented 1.08% of H&P’s revenue during that period. The Compensation and Governance Committee reviewed these transactions and concluded:  (i) the transactions are proper and not material when compared to both Cimarex’s total drilling costs and H&P’s total revenues; (ii) the transactions occur in the ordinary course of business and at arms’ length; (iii) the Board does not review or approve drilling service contracts or arrangements; and (iv) Mr. Helmerich’s relationship with H&P does not interfere with his independent judgment as a Director of Cimarex.

Ms. Stewart is Chairman, President, Chief Executive Officer and Chief Investment Officer of Sheridan Production Partners, a privately–owned oil and gas operating company she founded in 2007.  During 2016 Cimarex paid certain affiliates of Sheridan oil and gas revenues of $178 thousand and received $73 thousand from certain affiliates of Sheridan for joint interest billings.  The payments to the affiliates of Sheridan represented 0.02% of Sheridan’s consolidated revenues for 2016.  In addition, Cimarex paid the Sheridan affiliates joint interest billings of $5 thousand, and received $399 of oil and gas revenues.  The Compensation and Governance Committee reviewed these transactions and concluded:  (i) the transactions are proper and not material when compared to both Cimarex’s total costs and Sheridan’s revenues; (ii) the transactions occur in the ordinary course of business and at arms’ length; (iii) the Board does not review or approve oil and gas revenue payments or joint interest billings; and (iv) Ms. Stewart’s relationship with Sheridan does not interfere with her independent judgment as a Director of Cimarex.

Risk Oversight

The Board has overall responsibility for risk oversight.  In carrying out its responsibility, the Board has requested that the Audit Committee discuss with management and report to the Board with respect to:

•                 Processes Cimarex follows to mitigate corporate risks;

•                 Guidelines and processes pertaining to financial risk assessment;

•                 Steps management takes to measure, monitor and control financial risk exposures; and

•                 Management’s conclusion as to the effectiveness of the guidelines and processes utilized to mitigate such corporate and financial risks and exposures.

In addition, at each of the Board’s four regularly scheduled meetings held during the year, management provides the Board with an overview of Cimarex’s operations, financial results and other aspects of its business.  Significant strategic considerations, such as material acquisitions or mergers are brought to the Board for deliberation and, as appropriate, decisions.

The Audit Committee, at its December 8, 2016 meeting, reviewed, discussed and, at the Board meeting that day, reported to the Board about corporate, operational and financial risks and Cimarex’s processes for mitigation of these risks.

Compensation Risk Oversight

In February 2017, the Compensation and Governance Committee performed a thorough review of the possible connection between incentives and excessive risk taking.  The Compensation and Governance Committee’s review covered Cimarex’s compensation policies and practices covering executive and non-executive employees to determine whether the policies and practices encourage excessive risk taking by employees.  The Committee’s analysis included a review and discussion of the following:

•                 The metrics for determining awards;

•                 Participants in the Company’s compensation programs;

•                 How the compensation pools and individual awards are determined;

•                 The maximum individual award potential (maximum individual incentive to take risk);

•                 The maximum possible cost if awards were paid at maximum levels (maximum cost exposure);

•                 The decision-making and approval process; and

•                 The systemic limitations on the ability to take excessive risks in order to influence compensation.

The Compensation and Governance Committee determined that the risks from Cimarex’s compensation policies and practices for Cimarex employees are not reasonably likely to have a material adverse effect on Cimarex.

Executive Sessions

The independent Directors meet in executive session at each regularly scheduled Board meeting.  The Lead Director presides over executive sessions.  During 2016, four executive sessions were held and all of the independent Directors attended each session.  These sessions allow independent Directors to review the CEO’s performance and compensation, to discuss issues of importance to Cimarex, including the business and affairs of Cimarex, as well as matters concerning management, without any member of management present.

Shareholder Engagement

Cimarex’s relationships with its shareholders are an important part of our corporate governance profile, and we recognize the value of taking their views into account.  Engagement with shareholders helps us understand the larger context and impact of our operations, learn about expectations for our performance, assess emerging issues that may affect our business or other aspects of our operations, and shape corporate and governance policies.

Consistent with our commitment to seek and respond to shareholder input on corporate governance topics, we have considered and discussed with investors a wide variety of matters, including:

•                 our executive compensation program and disclosures, as a result of which we previously made changes in these areas,

•                 the “proxy access” shareholder proposal acted upon in 2015,

•                 a shareholder proposal concerning fugitive methane reporting that was made in December 2015 and subsequently withdrawn, as a result of which we added disclosure concerning methane emissions to our website, and

•                 environmental, social and governance issues, including greenhouse gas emissions, employee and board diversity, and shareholder protection measures.

STOCK OWNERSHIP

DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Beneficial Ownership by Executive Officers and Directors

The following table shows, as of March 15, 2017, the number of shares of common stock “beneficially owned,” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the NEOs, the Directors, and all executive officers and Directors, as a group:

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class

Named Executive Officers:
Thomas E. Jorden, CEO (also Director)	369,218	<1%
G. Mark Burford, CFO	65,823	<1%
Joseph R. Albi, COO (also Director)	133,943	<1%
Stephen P. Bell, EVP	110,783	<1%
John A. Lambuth, SVP	110,532	<1%

Directors:
Hans Helmerich	449,706 (2)	<1%
David A. Hentschel	30,563	<1%
Harold R. Logan, Jr.	8,848	<1%
Floyd R. Price	9,378	<1%
Monroe W. Robertson	13,282	<1%
Lisa A. Stewart	2,442	<1%
Michael J. Sullivan	15,744	<1%
L. Paul Teague	54,497 (3)	<1%

Nominee for Director:
Frances M. Vallejo	0	<1%

All executive officers, Directors and Nominee as a group (18 persons)	1,614,069 (2)(3)	1.7%

(1)                Includes restricted stock (as well as shares that are subject to performance-based vesting and time-based vesting more than 60 days after March 15, 2017), direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan.  Does not include deferred compensation units held by one Director.

(2)                Includes 11,450 shares owned by Mr. Helmerich’s wife.  Mr. Helmerich disclaims beneficial ownership of the shares held by his wife.  Also includes 49,496 shares owned by 1993 Hans Helmerich Trust, of which Mr. Helmerich is the trustee, 1,062 shares owned by Helmerich Grandchildren LLC, of which Mr. Helmerich is the co-manager, 7,865 shares owned by Family Trust, of which Mr. Helmerich is the trustee, 40,955 shares owned by The Helmerich Trust, of which Mr. Helmerich is the co-trustee, and 325,000 shares held by the Peggy Helmerich QTIP Trust, of which Mr. Helmerich is the trustee.

(3)                Includes 9,065 shares owned by Mr. Teague’s wife.  Mr. Teague disclaims beneficial ownership of the shares held by his wife.

Beneficial Ownership of More than Five Percent

Each of the following shareholders beneficially owns five percent or more of our outstanding shares of common stock.  The following table provides information regarding their stock ownership and is based on their filings with the SEC.

	Voting Authority		Dispositive Authority		Total Amount of Beneficial	Percent of
Name and Address	Sole	Shared	Sole	Shared	Ownership	Class

BlackRock Inc. 55 East 52nd Street New York, NY 10055	6,136,148	0	6,924,521	0	6,924,521(1)	7.3%

FMR LLC 245 Summer Street Boston, MA 02210	223,311	0	4,962,937	0	4,962,937(2)	5.226%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	0	5,011,717	0	5,011,717	5,011,717(3)	5.28%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	148,347	21,663	9,395,880	169,811	9,565,691(4)	10.07%

(1)                                         Based solely on information as of December 31, 2016 included in a Schedule 13G/A filed with the SEC on January 23, 2017.

(2)                                         Based solely on information as of December 31, 2016 included in a Schedule 13G/A filed with the SEC on February 14, 2017.

(3)                                         Based solely on information as of December 31, 2016 included in a Schedule 13G filed with the SEC on February 9, 2017.

(4)                                         Based solely on information as of December 30, 2016 included in a Schedule 13G/A filed with the SEC on January 10, 2017.

COMPENSATION DISCUSSION AND ANALYSIS - TABLE OF CONTENTS

Executive Summary of Compensation Discussion & Analysis (“CD&A”)

2016 BUSINESS AND FINANCIAL PERFORMANCE OVERVIEW

2016 was a year of great volatility in the oil and gas exploration and production industry.  The year began with a continuation of low commodity prices that commenced in November 2014 when the Organization of Petroleum Exporting Countries (“OPEC”) declined to impose production limits and allowed oil prices to plunge as U.S. and worldwide production far exceeded demand.  Oil prices were below $30 per barrel in February 2016 when the Compensation and Governance Committee adopted 2016 strategic and tactical goals and objectives to be measured in 2017.  As a result, the Committee focused on goals that would preserve Cimarex’s strong balance sheet, core properties and organization during a difficult period for the oil and gas industry.  These goals and our performance are summarized below under “Annual Incentive Awards”.  As the year progressed, commodity prices increased and stabilized.  It is through this macroeconomic lense that the Committee considered the following 2016 business and financial performance overview when making compensation decisions:

•      In spite of a reduction of exploration and development expenditures of 16% to $734.8 million compared to $877.0 million in 2015, year-over-year average daily production only declined 2% to 963.4 MMcfe per day.

•      Our Operations group did an excellent job of optimizing our production and reducing production expense by approximately $67.4 million, or 23%, from $299.4 million in 2015 to $232.0 million in 2016.  Our production expense per Mcfe of total production declined 20% from $.83 per Mcfe in 2015 to $.66 per Mcfe in 2016, and declined 39% in 2016 compared to 2014.

•      We incurred no additional debt and had cash on hand of $652.9 million at year-end 2016.

•      Year-over-year production revenues declined 14% to $1.2 billion as revenues were adversely affected by low realized commodity prices, which also brought about impairments of our oil and gas properties and net losses for each of 2015 and 2016.

•      Cash flow provided by operating activities of $599.2 million was 13% lower than that of the prior year.

•      During 2016, our overall estimated reserves were flat after additions, positive and negative revisions, and production.  We added 324.0 Bcfe of proved reserves through extensions and discoveries, primarily in the Mid-Continent and Permian Basin, where we added 121.6 Bcfe and 198.7 Bcfe, respectively.  In addition, we had net positive revisions of previous estimates of 19.8 Bcfe.  Revisions were comprised of an increase of 126.2 Bcfe for net positive performance revisions, an increase of 138.5 Bcfe related to lower operating expenses and a decrease of 244.9 Bcfe for negative revisions due to lower commodity prices.

•      Stock price increased from $89.38 at year-end 2015 to $135.90 at year-end 2016, an increase of 52%.  For the same period, average stock price performance for the Compensation Peer Group was 51%.

2016 EXECUTIVE COMPENSATION

	2016 Salary (1)	Year End 2016 Base Salary	2016 Annual Cash Incentive Award (1)	2016 Long-Term Incentive Grant Value (1)	Total Compensation (1)(2)	% of Total Compensation at Risk (3)
Thomas E. Jorden, CEO	$921,468	$960,000	$1,700,000	$10,500,000	$13,180,919	93%
G. Mark Burford, CFO	$429,779	$460,000	$690,000	$3,200,000	$4,367,458	89%
Joseph R. Albi, COO	$578,876	$592,000	$888,000	$4,000,000	$5,524,948	88%
Stephen P. Bell, EVP	$480,340	$490,000	$735,000	$3,400,000	$4,689,475	88%
John A. Lambuth, SVP	$471,365	$480,000	$735,000	$3,750,000	$5,009,118	90%

(1)     From Summary Compensation Table.

(2)     Includes All Other Compensation from Summary Compensation Table.

(3)     Compensation at risk is based on the sum of 2016 Annual Cash Incentive Award and 2016 Long-Term Incentive Grant Value compared to the Total Compensation from the Summary Compensation Table.

ELEMENTS AND MIX OF EXECUTIVE COMPENSATION

Principal Elements of Executive Compensation

We principally use three elements of executive compensation to carry out the design of our executive compensation program, collectively referred to as “Total Direct Compensation”:

Elements	Purpose
➢ Base salary	Retain current executive team and, when appropriate, attract new executives.
➢ Annual cash incentive award	Reward executives for short-term financial and operational results.
➢ Annual long-term equity award

Focus executive efforts on activities and short-term results that lead to long-term shareholder value.  Half of our restricted stock awards vest based on continued employment and the passage of time, which promotes retention. The remainder of the awards vest based on performance measures tied to relative total shareholder return (“TSR”), which promotes the long-term interests of our shareholders and aligns executives’ interests with shareholders’ interests.

Mix of Executive Compensation

Cimarex’s executive compensation program directly links a substantial portion of executive compensation to Cimarex’s performance through annual and long-term incentives.  The diagrams below show the mix of the pay elements for the CEO and other NEOs for fiscal 2016.  These diagrams are based on the Summary Compensation Table and highlight the substantial portion of the at-risk compensation that only is realized if certain performance criteria are met.  Of the CEO’s total disclosed 2016 compensation, 93% is at risk and is linked to Cimarex’s future performance.  This consists of 13% annual cash incentive compensation based on 2016 performance and 80% long-term equity incentive compensation that is both service- and performance-based.  The 2016 average compensation mix for the other NEOs was 89% at risk compensation consisting of 16% annual cash incentive compensation based on 2016 performance and 73% long-term equity incentive compensation that is both service- and performance-based.

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes Cimarex’s executive compensation program for 2016.  We use this program to retain, motivate and attract (when appropriate) the executives who lead our business.  This CD&A explains how the Compensation and Governance Committee (the “Committee”) of the Board of Directors made 2016 compensation decisions for our executives, including the following NEOs:

•      Thomas E. Jorden, Chairman of the Board, CEO and President (Principal Executive Officer)

•      G. Mark Burford, Vice President and CFO (Principal Financial Officer)

•      Joseph R. Albi, Executive Vice President—Operations, COO

•      Stephen P. Bell, Executive Vice President—Business Development

•      John A. Lambuth, Senior Vice President—Exploration

This CD&A is divided into three sections:

Section 1 discusses our compensation framework, principal elements of executive compensation, and competitive positioning.

Section 2 discusses 2016 and early 2017 actions related to 2016 executive compensation.

Section 3 discusses the role of the Committee’s independent compensation consultant and management in compensation decisions, post-employment compensation, retirement benefits, perquisites and other compensation related issues.

SECTION 1

Our Compensation Framework

Objectives

Our principal business objective is to profitably grow our proved oil and gas reserves and production for the long-term benefit of shareholders.  The primary strategy we use to achieve this objective is to reinvest our cash flow from operations at a competitive rate of return.  Our executive compensation program is designed to retain, motivate and attract, when appropriate, the experienced professionals necessary to carry out this strategy.

Design

We design our executive compensation program to:

•      Align performance incentives with the long-term interests of our shareholders.

We align the long-term interests of our executives with the long-term interests of our shareholders by paying a substantial portion of each executive’s total direct compensation in the form of performance-based equity awards.  The vesting of up to half of the NEOs’ equity awards is dependent upon relative TSR performance, meaning the more our shareholders benefit through shareholder returns compared to our Stock Performance Peer Group, the more our executives benefit through increased vesting of performance-based equity awards.  Also, our Executive Stock Ownership Guidelines encourage executives to have a meaningful ownership stake in Cimarex, further aligning the interests of our shareholders and our executives.

•      Provide competitive total direct compensation opportunities that retain, motivate and attract, when needed, executive talent.

We compensate our executives at levels that are competitive with equivalent positions at companies with which we may compete for talent as represented by our Compensation Peer Group.  In general, when we review base salary, annual incentive awards, long-term equity awards and total direct compensation, we reference the 50th and 75th percentiles of the Compensation Peer Group.  Actual compensation earned by an executive may be outside this range based on the company’s performance, the individual’s achievements, and industry competition for talented executives.  Half of our restricted stock awards vest based on continued employment and the passage of time, which promotes retention of executives.

•      Link compensation earned to achievement of short-term and long-term financial and operational objectives.

We provide the opportunity for an annual incentive cash award that is designed to reward executive efforts for achieving company financial and operational objectives.  The portion of our long-term equity incentive awards that vest based on performance measures tied to relative TSR are designed to encourage above average stock price performance, which aligns executives’ interests with shareholders’ interests.

Principal Elements of Executive Compensation

We principally use three elements of executive compensation to carry out the design of our executive compensation program, collectively referred to as “Total Direct Compensation”:

Element	Purpose
➢ Base salary	Retain executive team and, when appropriate, attract other executives.
➢ Annual cash incentive award	Reward executives for short-term financial and operational results.
➢ Annual long-term equity award

Focus executive efforts on activities and short-term results that lead to long-term shareholder value.  Half of our restricted stock awards vest based on continued employment and the passage of time, which promotes retention.  The remainder of the awards vest based on performance measures tied to relative TSR, which promotes the long-term interests of our shareholders and aligns executives’ interests with shareholders’ interests.

Competitive Positioning

In support of our compensation objectives and in order to determine an appropriate total value and mix of pay for executives, we reference the 50th and 75th percentiles of a peer group of companies (“Compensation Peer Group”).  We look at our individual NEO and total NEO Total Direct Compensation compared to individual NEO and total NEO Total Direct Compensation of companies in our Compensation Peer Group.  Because not all of our NEO positions are directly comparable to NEO positions of companies in our Compensation Peer Group, we believe that reviewing the aggregate Total Direct Compensation of all NEOs provides an appropriate reference for comparative purposes and allows us to compare our total cost of management for all NEOs to our peers’ total cost of management.

2016 Compensation Peer Group

The Compensation Peer Group is comprised of companies in the oil and gas industry with market capitalizations and revenues similar to ours and with whom we compete for executive and other employee talent.  The Committee annually reviews companies in the Compensation Peer Group and modifies the group as appropriate.  The 50th and 75th percentiles are reference points only; we do not automatically compensate each executive at these levels.  Several variables, including individual and division performance, time employed in the position, annual company performance and one- and three-year relative stock price performance influence the actual executive compensation decisions.

In May 2016, the Committee approved the 2016 Compensation Peer Group.  The companies included in the Compensation Peer Group were, at the time of selection, comparable to Cimarex in size and scope of operations, market capitalization and revenue.  These are companies with whom we believe we compete for employees.  At the time of selection, the March 1, 2016, market capitalization of these companies ranged from $1.2 billion to $20.9 billion and the trailing 12 months’ revenue as of March 1, 2016 ranged from $900 million to $4.8 billion.  For the comparable date and period, Cimarex’s market capitalization was $8.1 billion and its revenue was $1.5 billion.  The Committee’s independent compensation consultant recommended removing three companies from the 2015 Compensation Peer Group due to financial and/or operational considerations, including market capitalization, revenue and debt levels and operational profile and footprint.  These companies were Denbury Resources Inc., with a market capitalization of $400 million and trailing 12 month revenues of $1.2 billion; SM Energy Company with a market capitalization of $600 million and trailing 12 month revenues of $1.6 billion; and Whiting Petroleum Corporation with a market capitalization of $900 million and trailing 12 month revenues of $2.0 billion.  The consultant also recommended adding Antero Resources Corporation (“Antero”) because its financial metrics more closely aligned with those of Cimarex.  Antero had a market capitalization of $6.2 billion and trailing 12 month revenues of $4.0 billion at March 1, 2016.  The Committee approved these recommendations, resulting in the following companies being included in the 2016 Compensation Peer Group:

Peer Company	Peer Company
Antero Resources Corporation	Noble Energy, Inc.
Cabot Oil & Gas Corporation	Pioneer Natural Resources Company
Concho Resources Inc.	QEP Resources, Inc.
Continental Resources, Inc.	Range Resources Corporation
Energen Corporation	Southwestern Energy Company
Newfield Exploration Company	WPX Energy, Inc.

2016 Stock Performance Peer Group

Under our long-term equity incentive award program, we grant performance-based awards of restricted stock to our NEOs.  For grants made in December 2016, the performance measure used to determine the number of shares to be delivered upon vesting is Cimarex’s relative TSR over the three-year period preceding the December 1, 2019 vesting date when compared to companies in the S&P 500 Oil and Gas Exploration & Production Index (the “Stock Performance Peer Group”).  The Stock Performance Peer Group members are companies with which we compete for investors and investment capital.  The Committee believes that using an index of companies selected by an independent group such as Standard and Poor’s provides less ability for management to attempt to manipulate relative performance.  The following are the companies that comprised the Stock Performance Peer Group on December 8, 2016:

Peer Company	Peer Company
Anadarko Petroleum Corporation	EQT Corporation
Apache Corporation	Hess Corporation
Cabot Oil & Gas Corporation	Marathon Oil Corporation
Chesapeake Energy Corporation	Murphy Oil Corporation
Cimarex Energy Co.	Newfield Exploration Company
Concho Resources Inc.	Noble Energy, Inc.
ConocoPhillips	Pioneer Natural Resources Company
Devon Energy Corporation	Range Resources Corporation
EOG Resources, Inc.	Southwestern Energy Company

SECTION 2

Summary of 2016 and Early 2017 Compensation Decisions

TOPIC	ACTION	RATIONALE

Base Salary Review	Increased CEO’s base salary from $870,750 to $960,000.	CEO’s base salary was below the 50th percentile of the Compensation Peer Group. Following the increase, Mr. Jorden’s salary was at the 66th percentile of the peers.

Increased base salary for CFO from $390,000 to $460,000.

When Mr. Burford was named as CFO effective upon the retirement of the former CFO on September 1, 2015, Mr. Burford’s base salary was set at $390,000.  The salary was set below his predecessor’s base salary and in the lower range of CFOs in our Compensation Peer Group due to Mr. Burford being new to the position.  When the Committee reviewed salaries in May 2016, Mr. Burford’s salary continued to be below the 50th percentile of Cimarex’s Compensation Peer Group, and the Committee

TOPIC	ACTION	RATIONALE

recognized that Mr. Burford had demonstrated exceptional skill and performance in his transition to the CFO position, justifying the increase.  Following the increase, Mr. Burford’s salary remained below the 50th percentile of the peers.

Increased remaining NEOs’ base salaries by 4.35-5.41%

These increases were based on maintaining alignment of the NEOs between the 50th and 75th percentiles of the Compensation Peer Group, lack of increases for some NEOs in 2015, and Company performance.  In addition, John Lambuth’s salary previously was increased by 5.5% to $460,000 effective January 1, 2016 upon his promotion to Senior Vice President—Exploration.

Annual Short-Term Incentive Plan	Authorized annual cash short-term awards to the CEO of 177% of year-end base salary and other NEOs of between 150% to 153% of year-end base salary (target of 100% of base salary for all NEOs).

Annual cash awards were based on the achievement of financial and strategic objectives described below in “Annual Cash Incentive Awards” and on recommendations from the Committee’s independent compensation consultant.  See Key 2016 Compensation Actions—Annual Cash Incentive Awards below.

Long-Term Equity Incentives

Authorized long-term equity awards to NEOs (including the CEO) with an aggregate grant date fair value of $24,850,000.  The number of shares that may be earned pursuant to these awards is determined by Cimarex’s relative stock price performance.  The awards vest on December 1, 2019, and are subject to a continuous service requirement.  A minimum of 50% of the shares granted and a maximum of 100% of the shares granted may be earned at the end of the three-year performance period, with 100% being earned if Cimarex’s relative stock price is in the top five of the 18 companies in the Stock Performance Peer Group.

Given Cimarex’s reduced emphasis on cash and other forms of compensation that is not “at-risk,” the range for 2016 long-term equity awards recommended by the compensation consultant represented a total value between the 75th and 90th percentiles when compared to 2016 awards made by peer companies based on the consultant’s review of public filings and knowledge of other companies for which the consultant provides services to compensation committees and market survey data.  The Committee considered Cimarex’s TSR for the past one and three years, the historical performance of Cimarex compared to its peers since inception and ability to weather industry downturns, NEO total direct compensation compared to peer companies, and the compensation consultant’s recommended individual and total pool of grant date fair value and determined to make aggregate awards above those recommended by its consultant.  Its consultant concurred with the Committee’s final determination.  The actual value of the shares upon vesting on December 1, 2019 will be based on Cimarex’s performance as reflected in the relative stock price compared to the other companies in the stock performance peer group and Cimarex’s stock price at that time.

See Key 2016 Compensation Actions below for more detail.

Response to 2016 Say-on-Pay Vote and Shareholder Engagement

At the 2016 Annual Meeting of Shareholders, 98% of the votes cast were in favor of the advisory vote to approve executive compensation, the same as the 98% approval at the 2015 annual meeting.  In addition to the advisory vote, as part of our regular shareholder engagement, we consider and discuss with shareholders a number of matters throughout the year, including executive compensation and governance.  The Committee carefully considers any feedback and routinely reviews executive compensation practices and governance.

The Committee considered the results of the advisory vote and the discussions with shareholders to convey our shareholders’ support of the Committee’s compensation decisions in 2015 and early 2016 and shareholders’ overall satisfaction with Cimarex’s executive compensation programs.  Consistent with this support, the Committee retained the core design of our executive compensation programs for the remainder of 2016.

Key 2016 Compensation Actions

The following discusses the Committee’s key 2016 compensation decisions, which are reflected in the 2016 Summary Compensation Table below.  These decisions were made with the advice and concurrence of the Committee’s independent consultant, Longnecker & Associates.  (See Section 2 of Compensation Discussion and Analysis for additional discussion regarding the role of the consultant.)

CEO Compensation

•      Mr. Jorden’s base salary was increased by 10.3% due to his leadership of Cimarex through a reduced commodity price environment, including Cimarex’s relative TSR performance at the 80th percentile compared to the Compensation Peer Group for the one year and 89th percentile of the group for the three year periods ending April 30, 2016, his not receiving an increase in salary in 2015, and his being below the 50th percentile of the Compensation Peer Group’s salaries.

•      Mr. Jorden’s 2016 annual cash incentive award was $1,700,000, or 177% of his year-end base salary.

•      His annual long-term incentive equity award value at the date of grant (December 8, 2016) was $10,500,000.

These decisions were reviewed in detail by the Committee and its independent consultant.  The Committee considered several factors, including input from its independent consultant, salary data from peer companies and Cimarex’s performance.  In 2016, approximately 93% of Mr. Jorden’s compensation as disclosed in the Summary Compensation Table was at risk.

Other NEO Compensation

The Committee also made compensation decisions for the other NEOs comprised of base salary adjustments made in May 2016, 2016 annual cash incentive awards made in February 2017, and long-term equity awards made in December 2016.  These adjustments were based upon the recommendations of the CEO, evaluation by the Committee, the advice and recommendations of the Committee’s independent consultant, salary data from peer and broader market surveys, internal pay relationships based on relative duties and responsibilities, the executive’s impact on Cimarex’s results, and for retention purposes.  Based upon these considerations, the Committee made the following 2016 NEO compensation decisions:

	2016 Salary (1)	Year End 2016 Base Salary	2016 Annual Cash Incentive Award (1)	2016 Long-Term Incentive Equity Grant Date Fair Value (1)	Total Compensation (1)(2)	% of Total Compensation that is At Risk (3)
G. Mark Burford, CFO	$429,779	$460,000	$690,000	$3,200,000	$4,367,458	89%
Joseph R. Albi, COO	$578,876	$592,000	$888,000	$4,000,000	$5,524,948	88%
Stephen P. Bell, EVP	$480,340	$490,000	$735,000	$3,400,000	$4,689,475	88%
John A. Lambuth, SVP	$471,365 (4)	$480,000	$735,000	$3,750,000	$5,009,118	90%

(1)      From Summary Compensation Table.

(2)      Includes All Other Compensation from Summary Compensation Table.

(3)      Compensation at risk is based on the sum of 2016 Annual Cash Incentive Award and 2016 Long-Term Incentive Grant Value compared to the Total Compensation from the Summary Compensation Table.

(4)      Mr. Lambuth’s salary increased from $436,000 to $460,000 effective January 1, 2016 upon his promotion to Senior Vice President—Exploration.

Base Salary Determination

We provide competitive base salaries to retain and attract, when appropriate, talented executives and to provide a fixed base of cash compensation.  We compare each Cimarex NEO’s base salary with the base salary paid for a similar executive position by companies in our Compensation Peer Group.  See Competitive Positioning above in this CD&A for a list of the companies in the Compensation Peer Group.  The Committee then may adjust base salaries based on a number of factors, including job responsibilities, management experience, individual contributions, number of years in position and current salary.

In May 2016, the Committee’s independent compensation consultant reviewed the NEOs’ base salaries compared to Compensation Peer Group data and broader market data and initially recommended a 3% increase in executive salaries other than the CEO and CFO.  The compensation consultant recommended the Committee consider increases of 5.7% and 7.7% for the CEO and CFO, respectively, because their salaries were below the 50% percentile of the Compensation Peer Group.  Mr. Jorden, our CEO, provided the Committee with recommendations for NEOs other than himself.  With respect to Mr. Burford, the CFO, Mr. Jorden’s recommendation was based on Mr. Burford’s initial salary (when he was named as CFO effective upon the retirement of the former CFO on September 1, 2015) being set below his predecessor’s base salary and in the lower range of CFOs in our Compensation Peer Group due to Mr. Burford being new to the position.  When the Committee reviewed salaries in May 2016, Mr. Burford’s salary continued to be below the 50th percentile of Cimarex’s Compensation Peer Group.  Mr. Jorden noted that Mr. Burford had demonstrated exceptional skill and performance in his transition to the CFO position, justifying a 17.9% increase.  Following the increase, Mr. Burford’s salary was still below the 50th percentile of the Compensation Peer Group.  With respect to the other NEOs, Mr. Jorden’s recommendations were based on maintaining alignment of the NEOs between the 50th and 75th percentile of the Compensation Peer Group, lack of increases for some NEOs in 2015, and Company relative TSR performance being in the 80th percentile of the Compensation Peer Group companies for the previous one-year period and the 89th percentile among those companies for the previous three-year period.  The Committee considered the recommendations of both the Committee’s consultant and Mr. Jorden for NEOs other than Mr. Jorden.  With respect to Mr. Jorden’s salary, in discussions in executive session with the compensation consultant and without Mr. Jorden present, the Committee considered Mr. Jorden’s leadership of Cimarex through a reduced commodity price environment, including Cimarex’s relative TSR performance in the 80th percentile compared to the Compensation Peer Group for the past one year and in the 89th percentile for the past three years, his not receiving an increase in salary in 2015, and his being below the 50th percentile of the Compensation Peer Group’s CEO salaries.  The Committee also reviewed the total salaries and recommended salaries of all the NEOs compared to the total salaries of the NEOs of the Compensation Peer Group.  Before the recommended salary increases, aggregate NEO salaries were at the 50th percentile of the Compensation Peer Group.  The recommended increases put the NEOs at the 60th percentile.  The compensation consultant indicated its concurrence with the Committee’s recommendations based on these reasons and the compensation consultant’s experience with, and knowledge of, compensation decisions of other oil and gas exploration and production companies.  The Committee recommended, and the Board approved, the following base salaries effective June 1, 2016:

Name	Title	5/31/2016 Base Salary	After 6/1/2016 Base Salary	Percent Increase
Thomas E. Jorden	Chairman of the Board, CEO and President	$870,750	$960,000	10.2%
G. Mark Burford	Vice President and CFO	$390,000	$460,000	17.9%
Joseph R. Albi	Executive Vice President—Operations, COO	$561,600	$592,000	5.4%
Stephen P. Bell	Executive Vice President—Business Development	$467,625	$490,000	4.8%
John A. Lambuth	Senior Vice President—Exploration	$460,000 (1)	$480,000	4.3%

(1)      Mr. Lambuth’s salary increased from $436,000 to $460,000 effective January 1, 2016 upon his promotion to Senior Vice President—Exploration.

Annual Cash Incentive Awards

In February 2017, the Committee met to deliberate and determine NEO (including the CEO) annual cash incentive awards for 2016 performance.  The individual target for the CEO and each other NEO is 100% of his base salary.  There is no minimum award, and an individual’s maximum award is 200% of the NEO’s base salary.

In February 2016, the Compensation and Governance Committee adopted 2016 strategic and tactical goals and objectives to be measured in 2017.  At the time the Committee approved these goals, commodity prices were still depressed, with oil below $30 per barrel, and the Committee focused on goals that would preserve Cimarex’s strong balance sheet, core properties and organization during a difficult period for the oil and gas industry.  The following represents the level of achievement of the 2016 strategic and tactical goals and objectives:

2016 Strategic and Tactical Goals and Objectives	Achievement
Achieve good return on invested capital.

Good. We were above our threshold for after tax return on invested capital based on internal measurements which consider only discounted future cash flows from proved developed reserves and are fully burdened with land, seismic, personnel costs, and all other non-drilling costs attributed to our exploration program. The returns were very good by historical standards and reflected our ability to reduce costs and innovate our operations throughout the year. Returns were also aided by commodity price increases through 2016.

Manage the balance sheet.

Excellent. We preserved the strength of our balance sheet while adapting to a lower cash flow environment in 2016 by reducing exploration and drilling capital by 16% compared to 2015. We incurred no additional debt and had cash on hand of $653 million at year-end 2016.

Continue focus on redefining and implementing cost structure and innovative techniques that maximize effectiveness using less.

Good. In 2016, the Cimarex executive team performed a detailed analysis of the company’s cost structure and staffing levels, both in absolute terms and in comparison to our peers. While we confirmed our historical lean overhead, we instituted a voluntary retirement program for certain eligible employees, resulting in a meaningful overhead cost savings.

In 2016, we established a Water Resource Group to engineer cost effective water sourcing and disposal options. This group got fully up to speed in 2016 and the resultant water cost savings for our well stimulation program were significant. Our Operations group focused on reducing overall company lease operating expense (“LOE”) and achieved a reduction in LOE of 24% compared to 2015.

Continue creative and innovative development of new plays and concepts.

Excellent. The organization did a remarkable job in well completion optimization and innovation throughout the year. We experimented with many aspects of well completion techniques and deployed emerging technologies in order to gain a better understanding of completion effectiveness. This work is ongoing and continues to deliver improved well results.

Tactical Goals:

• Continue to improve base production management.	Excellent. Our Operations group did an excellent job of optimizing our production. They focused on facilities engineering, automation, field route optimization, and lease

2016 Strategic and Tactical Goals and Objectives	Achievement

operating expense reduction. These efforts were successful, with Cimarex achieving a total production expense reduction of $67.4 million, or 23%, in 2016 compared to 2015 and a $110.3 million, or 32%, reduction compared to 2014.

• Continue to define and manage role and operation of midstream assets.

Good. In 2016, we continued our focus on upgrading the expertise of our midstream group, including engineering and design capabilities, and measuring all midstream investments against full project rate of return.

• Continue focus on staffing and succession planning at all levels.

Very Good. Succession planning is a constant focus for the executive team. In 2016, the executive team made a number of employee transfers into different roles and supervisory positions to aid in career development. We continue to focus on succession planning to be ready for upcoming retirements as our employees along with other oil and gas companies’ employees age while facing the gap of experienced oil and gas industry employees caused by employees leaving the industry and potential employees avoiding the industry during previous downturns.

• Continue emphasis on health, safety and the environment.

Very Good. In 2016, Cimarex continued to emphasize safety and environmental responsibility at every level of the organization. Safety and environmental responsibility have become a central focus of our operations. The Cimarex organization has embraced the philosophy that safe and clean operations are the heart of overall operational excellence. The executive team reinforces these principles and lives by them. This is particularly true with our emphasis on spill reporting and reporting of safety “near misses”. We have encouraged the organization to be forthcoming and transparent in reporting safety “near misses” and to use these incidents as learning tools to avoid occurrences that are more serious. In 2016, this resulted in an improved safety incident rate and a reduction in spill volumes with most being within lined containment. Cimarex has made great strides in inculcating a culture that is based upon responsibility and commitment to one another, to our vendors, to our communities, and to the environment. When it comes to safety and the environment, good is never good enough.

• Implement fugitive methane emission reporting process.

Excellent. Last year, Cimarex committed to report full cycle fugitive methane emissions on our website by year-end 2016. This commitment to fugitive emission disclosure went beyond the reporting currently required under the U.S. Environmental Protection Agency (“EPA”) greenhouse gas emission reporting requirements to include all fugitive emissions from source categories within our operated portion of the value chain. These source categories included processing plants, compression facilities, and gathering systems, many of which are not covered by the EPA greenhouse gas reporting requirements. To ensure accurate reporting, we performed a full and thorough inventory of all equipment at each operated Cimarex facility. This intense effort involved coordination between field, office, and contract employees. As a part of our fugitive methane disclosure and monitoring, we committed to the establishment of a leak detection and repair

2016 Strategic and Tactical Goals and Objectives	Achievement

(“LDAR”) program using infrared camera technology. By year-end, we had completed our analysis of the Cimarex fugitive methane emissions and posted a full disclosure on our website. We will update our reporting annually and are committed to an ongoing program of monitoring and remediation.

• Keep five year plan continuously updated.

Excellent. In 2016, Cimarex continually updated its long term corporate forecasts, including quickly integrating the effect of commodity price changes and capital program changes on projected overall results. This allows Cimarex to quickly analyze alternatives in its active inventory of future drilling opportunities based on changes in variables such as commodity prices, rig counts and cost structure, as well as to evaluate acquisition opportunities.

• Determine commerciality and disposition of new exploration project.

Very Good. In 2016, we drilled our second well in a new exploration area after decreased cash flow in 2015 led to delaying drilling plans in new exploration areas. We continue to analyze data from these wells. We also have entered into a data sharing arrangement and a joint exploration agreement with another operator in this area.

• Be opportunistic.

Fair. In 2016, we evaluated several assets offered for sale in our core Anadarko and Delaware Basins operating areas. Our discipline of demanding a full cycle return on investment that competes with our current portfolio resulted in our not being successful in these auctions of quality assets.

The Committee’s independent compensation consultant recommended a pool for cash incentive awards for all NEOs of between $3.7 million and $4.5 million, or between 123% and 150% of the NEOs’ year-end 2016 salaries, based on the consultant’s review of the Company’s achievement of the 2016 strategic and tactical goals, the consultant’s analysis of the projected annual incentive awards of the Compensation Peer Group to be generally at target levels or slightly above target level for 2016 performance,  the consultant’s evaluation of the Company’s performance of its 2016 strategic and tactical goals compared to the Compensation Peer Group’s percentile rankings, and the consultant’s review of actions by other oil and gas exploration and production companies related to annual incentive awards due to commodity price and stock price trends.  Based principally on the achievement of the 2016 strategic and tactical goals and objectives and the improvement in and stabilizing of commodity prices and expected improvement in the Company’s cash flow, the CEO recommended cash incentive awards for the other NEOs of between 150% and 153% of their year-end 2016 salaries.  The Committee’s independent consultant concurred that the CEO’s recommendations were reasonable.  The Committee, after considering the achievement of the 2016 financial and operational objectives, the improvement in and stabilizing of oil and gas prices and the impact on cash flow, and in consultation with its independent consultant, accepted the CEO’s recommendations, and the Board approved the Committee’s recommendations.

The Committee, with its independent consultant, and without management present, deliberated concerning the CEO’s annual cash incentive award.  Based on its analysis of the Company’s 2016 performance described above and the CEO’s leadership of the Company and management of senior executives and other employees to achieve this performance, the Committee recommended and the Board approved a cash incentive award to the CEO of 177% of his base salary.  The Committee’s independent consultant concurred with this recommendation, and the total cash incentive awards to all NEOs of $4.7 million was slightly above the recommendation of the compensation consultant of a reasonable pool in the range of $3.7 million to $4.5 million.  Following are the CEO and other NEO 2016 annual cash incentive awards:

Name	Cash Incentive Award	% of Year-End Base Salary

Thomas E. Jorden, CEO	$1,700,000	177%
G. Mark Burford, CFO	$690,000	150%
Joseph R. Albi, COO	$888,000	150%
Stephen P. Bell, EVP	$735,000	150%
John A. Lambuth, SVP	$735,000	153%

Long-Term Equity Incentive Award Program

Our long-term equity incentive award program balances the short-term annual cash incentive program by focusing executive efforts on the activities and short-term results that lead to long-term shareholder value.  Typically, the Committee grants equity awards of restricted stock to NEOs each year.

For grants made in December 2016, the number of shares that may be earned is determined by the relative stock price performance of Cimarex when compared to the stock price performance of companies in the S&P 500 Oil and Gas Exploration & Production Index (Stock Performance Peer Group).  See Competitive Positioning in this CD&A for a list of the companies in the 2016 Stock Performance Peer Group.  The awards vest on December 1, 2019, based on the Company’s relative TSR compared to the Stock Performance Peer Group for the three years ending December 1, 2019, and are subject to a continuous service requirement.  A minimum of 50% of the shares granted and a maximum of 100% of the shares granted may be earned at the end of the three-year performance period.  Half of our restricted stock awards vest based on continuous employment and the passage of time, which promotes retention of executives, and the other half of the awards vest based on performance measures tied to relative TSR, which promotes the long-term interests of our shareholders and aligns executives’ interests with shareholders’ interests.  While the 2014 Equity Incentive Plan does not set a minimum vesting period, the Committee has set a three-year vesting period for restricted stock awards to NEOs since the Committee began making restricted stock awards in 2006.

Dividends equivalent to those paid on Cimarex common stock are paid on 50% of the shares awarded that are subject to time-based vesting, and dividends applicable to the remainder of the shares awarded are accrued and only paid on the shares earned following calculation of Cimarex’s relative stock price performance compared to companies in the Stock Performance Peer Group at the end of the performance period.  All of the shares subject to the award have the same voting rights as outstanding shares of Cimarex common stock.

For restricted stock awards made in December 2016, the total number of shares earned is determined by calculating the percentage difference between the average per share closing price for shares of Cimarex and each company in the Stock Performance Peer Group for the 30 trading days preceding December 1, 2016 and the 30 trading days preceding December 1, 2019.  The Committee ranks Cimarex and calculates its relative performance percentile.  Companies that are not in the Stock Performance Peer Group at both the beginning and the end of the performance period are not included in the calculation.  The following table illustrates shares that would be earned at various relative stock price performance percentiles (assuming 18 companies in the Peer Group).

Cimarex’s Rank Among Peer Companies	Percent of Award Vesting	Relative Stock Price Performance Percentile

1 through 5	100%	76-100%
6	94%	71%
7	89%	65%
8	83%	59%
9	78%	53%
10	72%	47%
11	67%	41%
12	61%	35%
13	56%	29%
14 through 18	50%	0-24%

On December 8, 2016, the Committee granted long-term equity awards to the NEOs with a total grant date fair value of $24,850,000 based on competitive market data for companies in Cimarex’s Compensation Peer Group.  Comparative data was obtained by the Committee’s independent consultant from public filings disclosing 2016 NEO compensation of companies in the Compensation Peer Group and the consultant’s knowledge of other companies for which the consultant provides services.  See Competitive Positioning in this CD&A for a list of the companies in the Compensation Peer Group.

The Committee’s compensation consultant recommended awards with a value between the 75th percentile and 90th percentile when compared to companies in the Compensation Peer Group.  The factors considered by the consultant in making its recommendations included the following:

•                 Cimarex was the second-highest performing company in the Compensation Peer Group when comparing current stock price to the respective historical all time high price and was the top performer when compared to the Stock Performance Peer Group.  This is indicative of Cimarex’s historical performance through industry cycles including the prolonged oil price decline beginning in late 2014.

•                 Cimarex was the second-highest performer in the Compensation Peer Group based on three-year relative TSR performance.

•                 Due to competitive TSR performance during the industry downturn compared to peers, the Company faces a potential disadvantage in the NEOs’ ability to earn payouts based on relative TSR.

•                 Increasing tenure of executives in new roles and good performance.

The Committee approved awards above the high-end of the recommended total pool based on Cimarex’s TSR compared to its Compensation Peer Group for the periods indicated, the total direct compensation of our NEOs compared to that of our peer companies, Cimarex’s 2016 financial and operational performance, and the compensation consultant’s recommendation.  The Committee’s consultant concurred with the Committee’s final determination.  The actual value of the shares upon vesting in December 2019 will be based on Cimarex’s relative three-year stock performance compared to the other companies in the Stock Performance Peer Group as described above and Cimarex’s stock price at that time.

The Committee granted a total of 211,256 restricted shares to the NEOs (including the CEO).  The number of shares granted to each NEO was based on their relative individual roles and responsibilities.  Of the total number of shares granted to the NEOs (including the CEO), the Committee awarded 42% of the shares to Mr. Jorden, 16% of the total shares to Mr. Albi, 15% to Mr. Lambuth, 14% to Mr. Bell and 13% to Mr. Burford. The following table reflects the awards made by the Committee:

Name	No. of Shares Subject to Award	Grant Date Value of Long-Term Equity Incentive Award(1)

Thomas E. Jorden, CEO	89,263	$10,500,000
G. Mark Burford, CFO	27,204	$3,200,000
Joseph R. Albi, COO	34,005	$4,000,000
Stephen P. Bell, EVP	28,904	$3,400,000
John A. Lambuth, SVP	31,880	$3,750,000

(1)                 Represents an estimate of the fair value of the shares as of the grant date utilizing a Monte Carlo valuation technique as permitted by the guidance provided by FASB ASC Topic 718.  The estimated fair value is the aggregate compensation cost to be recognized over the service period based on the results of the Monte Carlo analysis.

2016 Vesting of NEO Equity Awards

On December 12, 2016, the performance period applicable to the December 12, 2013 NEO equity awards ended.  Cimarex’s relative stock price performance was in the 92nd percentile of the Compensation Peer Group at the end of the performance period, resulting in the vesting of 100% of the shares subject to the December 12, 2013 award.

The following table reflects the shares originally granted to each NEO in 2013 and the number of shares that vested at the end of the three-year performance period:

Name	No. of Shares Granted	No. of Shares Vested

Thomas E. Jorden, CEO	60,000	60,000
Joseph R. Albi, COO	40,000	40,000
Stephen P. Bell, EVP	35,000	35,000
John A. Lambuth, SVP(1)	35,000	35,000
G. Mark Burford, CFO(1) (2)	0	0

(1)                 During 2016, restricted share awards granted to Mr. Lambuth and Mr. Burford in 2011, prior to their becoming NEOs, vested.  The restricted shares that vested in 2016 are included below in “Compensation Tables—2016 Option Exercises and Restricted Stock Vested.”

(2)                 Mr. Burford did not receive a performance share award in 2013 because he was not CFO at that time.

The vesting of these awards and the value at vesting is also reported in 2016 Option Exercises and Restricted Stock Vesting table in this proxy statement.

Elimination of Tax Gross Up Payments

In March 2013, the Board amended Cimarex’s Change in Control Severance Plan to eliminate any participant’s right (including the right of any NEO) to a tax gross-up payment.

Cimarex’s Change in Control Severance Plan is the only plan that provided for a tax gross-up payment to a participant following a change in control if any payments received by the participant as a result of the change in control become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  See Potential Payments Upon Change in Control or Termination for a more detailed description of this Plan.

Alignment of CEO Direct Compensation to Total Shareholder Return (“TSR”)

CEO’s Total Direct Compensation Compared to Cimarex TSR

The following graph illustrates our CEO’s direct compensation compared to our TSR for the years 2012 through 2016.  Indexed TSR represents the cumulative total return of Cimarex stock for a five-year period based on a $100 investment at the start of the first year and reinvestment of all dividends.  The table shows the value of the investment at the end of each year.

Relative CEO Total Compensation Compared to Relative TSR

The following graph depicts alignment of relative CEO compensation compared to relative TSR for the years ended December 31, 2012 through December 31, 2015.  The information only is provided through 2015 because 2016 CEO peer company compensation information is not publicly available at this time.  The companies used for the relative comparison are the companies in our Compensation Peer Group.  We also included, as a point of reference, Cimarex’s CEO compensation for the years ended December 31, 2014 through December 31, 2016.

Multiple of Median CEO Compensation

The graph below reflects that Cimarex’s 2015 CEO total direct compensation represents 106% of the median CEO total direct compensation of companies in our Compensation Peer Group.  The information provided is only for 2015 peer group CEO total direct compensation because 2016 CEO peer group compensation information is not publicly available at this time.  We also included, as a point of reference, Cimarex’s 2016 CEO total direct compensation compared to the median CEO total direct compensation of the Compensation Peer Group for 2015.

Early 2017 Compensation Decisions

2017 Annual Cash Incentive Award Goals

In February 2017, the Committee approved the following strategic goals and objectives that will apply to 2017 annual cash incentive awards that will be measured and paid in 2018:

2017 strategic goals:

o                 Achieve good return on invested capital.

o                 Manage the balance sheet as is prudently possible given commodity price environment.

¡                 Increase debt adjusted production per share.

¡                 Increase debt adjusted reserves per share.

o                 Continue focus on staffing and succession planning at all levels.

o                 Continue emphasis on health, safety and the environment and reduction of incidents.

2017 tactical goals:

o                 Meet or exceed quarterly and annual production guidance targets.

o                 Continue understanding and mitigation of risk.

o                 Develop long-term water sourcing and disposal solutions for development projects.

o                 Continue to develop and advance field automation.

o                 Improve corporate environmental disclosure.

The strategic and tactical measures and objectives have been clearly communicated to the NEOs.  At year end, the CEO will deliver a report of results to the Committee with respect to each goal and provide the CEO’s recommendation and the basis for the CEO’s recommendations for individual awards.  The Committee and its independent compensation consultant will review the CEO’s recommendations and accept or modify those recommendations.  The non-management members of the Board will consider the recommendations of the Committee.  Each NEO, other than the CEO, has a threshold award of 0% of year-end base salary (no minimum award), a target award equal to 100% of year-end base salary, and a maximum award of 200% of year-end base salary.  The CEO has a threshold award of 0% of year-end base salary, a target award equal to 125% of year-end base salary, and a maximum award of 250% of year-end base salary.

SECTION 3

Role of Compensation Consultant and Management in Compensation Decisions

Compensation Consultant

The Committee has engaged the firm of Longnecker & Associates (“Longnecker”) as its independent compensation consultant to fulfill the following responsibilities:

•                  Advise the Committee on management proposals, as requested;

•                  Undertake special projects at the request of the Committee;

•                  Participate in Committee meetings;

•                  Make recommendations concerning the Compensation Peer Group;

•                  Review the selected Peer Group and survey data for competitive comparisons; and

•                  Provide market data and recommendations on NEO compensation.

The Committee has considered the independence factors adopted by the NYSE and has determined that its consultant, Longnecker, is independent within the meaning of the NYSE listing standards.

In 2016, as part of its ongoing services to the Committee, one or more representatives of Longnecker attended or participated by teleconference at six of the meetings.  Longnecker provided the following services in 2016:

•      Reviewed and provided input on the CD&A in the 2016 proxy statement;

•      Attended the February 22, 2016 Compensation and Governance Committee meeting and consulted with the Committee on annual cash incentive awards;

•      Attended the May 12, 2016 Compensation and Governance Committee meeting and consulted with the Committee on executive base salary levels;

•      Made recommendations concerning the Compensation Peer Group;

•      Conducted a market analysis of Board compensation; and

•      Provided an executive compensation analysis and a recommended range for long-term equity grants and participated in the December 8, 2016 Compensation and Governance Committee meeting and consulted with the Committee on performance share awards.

The total amount of fees paid to Longnecker for 2016 services to the Committee was $127,500.  In addition, the Committee reimburses Longnecker for reasonable travel and business expenses.

Management

Our CEO and President is the principal management resource for compensation recommendations to the Committee with respect to the other NEOs.  The CEO (i) provides an annual assessment of Cimarex’s overall financial and operational performance, and (ii) subjectively evaluates individual NEO performance and recommends individual base salary adjustments, annual cash incentive awards, and long-term equity awards.  His subjective evaluations generally include factors such as scope of responsibility, contribution to Company performance, technical competence, managerial skills and advancement potential.  The Committee considers the CEO’s recommendations in making decisions regarding executive compensation.  The Committee exercises its discretion to accept, reject or modify these compensation recommendations.

Our Vice President—Human Resources, Government Relations, and External Affairs acts as an informational resource to Longnecker and the Committee and compiles survey and other compensation data for their review.  The Committee, in consultation with Longnecker, reviews this information when making executive compensation and program design decisions.

Other Compensation Arrangements

Post-Employment and Employment Arrangements

All employees, including the NEOs, are covered by the Cimarex Change in Control Severance Plan.  The Plan provides for a “double trigger” so that payments are made only if (a) there is a change in control (as defined in the Plan) and (b) an employee is terminated for any reason other than “cause” (as defined in the Plan) within two years following a change in control.  In the event that both of the above contingencies are satisfied, the employee is entitled to (i) cash severance payments of two times annual salary and average cash incentive award, (ii) a pro-rata portion of annual cash incentive bonus for the current year, and (iii) continued medical, dental, disability and life insurance benefits for two years.  See Potential Payments Upon Change in Control or Termination for a more detailed description of these benefits.  In addition, the 2014 Equity Incentive Plan and the terms of employee equity award agreements provide for acceleration of vesting of outstanding equity awards upon the occurrence of a change in control.

Cimarex assumed the change in control provisions from the now-expired employment agreements between each of Messrs. Albi, Bell, and Jorden and a predecessor company.  The assumed portion of each agreement provides that if the executive is terminated without cause within two years following a change in control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive’s base salary at the time of the change in control.  Benefits payable under these agreements are forfeited if the executive receives benefits under any other change in control plan, including Cimarex’s Change in Control Severance Plan.  As a practical matter, the change in control benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated.  The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change in control event than those payable under the assumed agreements.

Retirement Benefits

Employees, including the NEOs, are eligible to participate in the Cimarex 401(k) defined contribution retirement plan (“401(k) Plan”).  Cimarex matches dollar-for-dollar employee contributions to the 401(k) Plan up to 7% of the employee’s cash compensation, subject to limits imposed by the Internal Revenue Code.  The Board is authorized to make profit-sharing contributions under the 401(k) Plan.  In February 2017, the Board determined that no profit-sharing contribution would be made due to the Company’s loss in 2016.

In addition, eligible participants, including the NEOs, may participate in the Supplemental Savings Plan, which is a non-qualified deferred compensation plan that permits participants to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations for 401(k) plans.  See Compensation Tables, 2016 Nonqualified Deferred Compensation for information about contributions to the Supplemental Savings Plan.  The Committee administers this plan and designates who may participate.  Benefits are paid upon the later to occur of termination of employment or the time elected by the participant.  In the event of a change in control, each participant receives a lump sum cash payment of the amount allocated to his or her account.

Perquisites

We offer a limited number of perquisites (personal benefits) to our NEOs that are not offered to other employees, including financial and estate planning and annual medical examinations.  Our corporate aircraft is generally not available for personal use by any employee.  With the authorization of our CEO, however, the corporate aircraft may be used by an employee or a member of his/her family for medical purposes.  The incremental cost for non-business use of our corporate aircraft, if any, is disclosed in the Summary Compensation Table.  We use the Standard Industry Fare Level tables published by the Internal Revenue Service to determine the amount of compensation income that is imputed to the employee for tax purposes for personal use of corporate aircraft.  There was no non-business use of our corporate aircraft during 2016.

Other Compensation Policies

Total Pay Considerations

The Committee considers Total Direct Compensation at the time it makes a decision on any element of executive compensation.  The Committee also reviews the relationship of the CEO’s total compensation to the total compensation of each of the other NEOs.

Stock Ownership and Holding Requirements

Our Corporate Governance Guidelines require that each independent Director own Cimarex stock in an amount equal to three times his or her annual cash retainer.  In addition, pursuant to a revision made in December 2016, the CEO is expected to own Cimarex shares in an amount equal to six times his annual base salary, and each executive officer who reports to the CEO is expected to own stock in an amount equal to three times his or her annual base salary.  A newly elected Director or a newly appointed executive officer has three years from the date of his or her initial election or appointment to comply with the Guidelines.  Until the stock ownership guidelines are met, an executive officer or director may not sell any Cimarex stock acquired through equity grants except to pay income taxes upon the vesting of awards or to pay the exercise price and related income taxes upon the exercise of stock options.  Restricted stock, restricted stock units, deferred compensation units and performance awards are counted in calculating ownership.  Shares subject to options are not counted.  Each of the independent Directors, the CEO and the other NEOs comply with these guidelines.

Clawback Policy

We have adopted a clawback policy providing that, in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers incentive-based compensation related to the restatement and received during the three-year period preceding any such accounting restatement.  This policy applies to incentive-based compensation granted on or after June 1, 2012.  This clawback policy will be interpreted in the best judgment of the Committee in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE as contemplated by the Dodd-Frank Act.

Non-Hedging and Non-Pledging Policies

Our insider trading policy prohibits Directors, officers and designated employees from engaging in hedging or monetization transactions, and other employees are strongly discouraged from engaging in such transactions.  Any other employee wishing to enter into such an arrangement must first submit the proposed transaction for approval by the compliance officer designated in the policy.  The policy also prohibits Directors, officers and employees from holding Cimarex stock in a margin account or pledging Cimarex stock as collateral for a loan.

Tax Law Considerations

The Committee considers the impact of applicable tax laws with respect to executive compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)”) limits the amount of compensation that Cimarex may deduct on its federal income tax return for compensation paid to certain executive officers to no more than $1 million per year.  There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements.  The performance-based portion of our restricted stock awards are the only element of executive compensation designed to qualify for the performance-based exception to the $1 million deduction limit, provided additional requirements are met.  The Committee attempts to preserve the deductibility of compensation paid to executive officers, but does not limit executive compensation to amounts deductible under Section 162(m).

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The Compensation and Governance Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis section of Cimarex’s 2017 proxy statement.  Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cimarex’s 2017 proxy statement.

THE COMPENSATION AND GOVERNANCE COMMITTEE

L. Paul Teague, Chairman

Hans Helmerich

David A. Hentschel

Floyd R. Price

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table describes 2014-2016 compensation of our CEO, CFO and the three other most highly compensated executive officers.

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards	Comp.(2)	Comp.(3)		Total

Thomas E. Jorden	2016	$921,468	$—	$10,500,000	$—	$1,700,000	$59,451		$13,180,919
Chief Executive Officer, President, and Chairman of the Board (CEO) (Principal Executive Officer)	2015	$870,750	$—	$6,424,530	$—	$435,375	$59,481		$7,790,136
	2014	$845,048	$—	$7,143,522	$—	$740,138	$56,776		$8,785,484

G. Mark Burford(4)	2016	$429,779	$—	$3,200,000	$—	$690,000	$47,679		$4,367,458
Vice President and Chief Financial Officer (CFO) (Principal Financial Officer)	2015	$342,279	$—	$2,250,000	$—	$156,000	$47,340		$2,795,619

Joseph R. Albi	2016	$578,876	$—	$4,000,000	$—	$888,000	$58,072		$5,524,948
Executive Vice President—Operations, Chief Operating Officer	2015	$561,600	$—	$3,200,000	$—	$225,000	$58,053		$4,044,653
	2014	$552,462	$—	$3,473,436	$—	$477,360	$54,187		$4,557,445

Stephen P. Bell	2016	$480,340	$—	$3,400,000	$—	$735,000	$74,135		$4,689,475
Executive Vice President—Business Development	2015	$467,625	$—	$2,850,000	$—	$163,000	$75,195		$3,555,820
	2014	$453,822	$—	$2,952,396	$—	$397,481	$45,358		$3,849,057

John A. Lambuth	2016	$471,365	$—	$3,750,000	$—	$735,000	$52,753		$5,009,118
Senior Vice President—Exploration	2015	$427,168	$—	$3,050,000	$—	$156,000	$51,803		$3,684,971
	2014	$398,149	$—	$3,299,756	$—	$352,856	$643,695	(5)	$4,694,456

(1)                 Represents the grant date fair value of the awards, which is an estimate of aggregate compensation cost to be recognized over the service period based on the probable outcome of the performance conditions and is an estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.  The awards are valued as market-based awards using the Monte Carlo simulation method assuming a target number of shares that would be issued because this is deemed to be the “probable” payout percentage at the time of grant consistent with the estimate of aggregate compensation cost to be recognized over the service period.  Actual payouts with respect to the awards can range from 50 percent to 100 percent of the award based on the relative ranking of the company’s TSR in comparison to the peer group over the three-year performance period.  If the company’s performance results in 100% of the award being paid, the grant date fair value of the maximum number of shares for each of the NEOs pursuant to the awards granted in 2016 based on the closing price of the company’s common stock on the December 8, 2016 date of grant would have been as follows: Mr. Jorden $12,734,251; Mr. Burford $3,880,915; Mr. Albi $4,851,143; Mr. Bell $4,123,472; and Mr. Lambuth $4,547,947.

(2)                 Amount reported for the year earned.

(3)                 The following describes the components of other items of compensation, including any perquisite in excess of $10,000:

Executive Officer	Unused Vacation	Company Contributions to Retirement Plans	Insurance Premiums	Total Other Compensation

Thomas E. Jorden, CEO
2016	$—	$36,000	$23,451	$59,451
2015	$—	$36,000	$23,481	$59,481
2014	$—	$40,200	$3,495	$56,776

G. Mark Burford, CFO(4)
2016	$3,437	$36,000	$8,242	$47,679
2015	$2,411	$36,000	$8,929	$47,340

Joseph R. Albi, COO
2016	$—	$36,000	$22,072	$58,072
2015	$—	$36,000	$22,053	$58,053
2014	$—	$40,200	$3,495	$54,187

Stephen P. Bell, EVP
2016	$16,749	$36,000	$21,386	$74,135
2015	$17,986	$36,000	$21,209	$75,195
2014	$1,663	$40,200	$3,495	$45,358

John A. Lambuth, SVP
2016	$—	$36,000	$16,753	$52,753
2015	$—	$36,000	$15,803	$51,803
2014	$—	$40,200	$3,495	$643,695	(5)

(4)                 This is the second year Mr. Burford is included as CFO in the Summary Compensation Table.  Therefore, information is reported only for the 2015 and 2016 fiscal years.

(5)                 Includes a payment of $600,000 to Mr. Lambuth on June 1, 2014 pursuant to a retention agreement entered into with Mr. Lambuth in 2010, prior to his becoming a NEO, which was payable if Mr. Lambuth remained employed through June 1, 2014.

2016 GRANTS OF PLAN-BASED AWARDS

2016 Non-Equity Incentive Plan

The following table describes the target and maximum amounts of annual cash incentive awards for the NEOs and the actual award paid in March 2017 for 2016 services.  The non-equity incentive plan provides for no minimum (threshold) award.  The amounts listed in the Target column represent 100% of the year-end base salary.  The amounts listed in the Maximum column represent 200% of the year-end base salary.  See the description of our annual cash incentive award plan in Section 1, Compensation Discussion and Analysis.

	Estimated Future Payouts Under Non-Equity Incentive Plan
				Actual
				Award
				Paid in
Name	Threshold	Target	Maximum	March 2017

Thomas E. Jorden, CEO	$0	$960,000	$1,920,000	$1,700,000

G. Mark Burford, CFO	$0	$460,000	$920,000	$690,000

Joseph R. Albi, COO	$0	$592,000	$1,184,000	$888,000

Stephen P. Bell, EVP	$0	$490,000	$980,000	$735,000

John A. Lambuth, SVP	$0	$480,000	$960,000	$735,000

2016 Equity Incentive Plan Awards

The following table provides information regarding the awards of restricted stock made to the NEOs in 2016.  No option awards were made in 2016.  See Section 1, Compensation Discussion and Analysis, Long Term Equity Incentive Award Program, for more information about these awards.

		Award	Comp. Comm.	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock &
	Type of	Grant	Approval				Option
Name	Award(1)	Date	Date	Threshold(2)	Target(3)	Maximum	Awards(4)

Thomas E. Jorden, CEO	RSA	12/8/16	12/8/16	44,631	None	89,263	$ 10,500,000

G. Mark Burford, CFO	RSA	12/8/16	12/8/16	13,602	None	27,204	$ 3,200,000

Joseph R. Albi, COO	RSA	12/8/16	12/8/16	17,002	None	34,005	$ 4,000,000

Stephen P. Bell, EVP	RSA	12/8/16	12/8/16	14,452	None	28,904	$ 3,400,000

John A. Lambuth, SVP	RSA	12/8/16	12/8/16	15,940	None	31,880	$ 3,750,000

(1)              RSA = Restricted stock (service-based and performance-based shares).

(2)              One-half of the total potential award will vest on completion of continuous service on the third anniversary of the grant date of the award.

(3)             Terms of the awards do not specify a targeted number of shares.  The number of shares that are earned depends on Cimarex’s stock price performance relative to peers and is not computed until the third anniversary of the grant date of the award.  See Long-Term Equity Incentive Award Program for the method of computing the number of shares that vest.  Cash dividends will be paid on the threshold number of shares during the vesting period and accrued during the vesting period on the remaining number of shares that are subject to measurement of relative TSR upon satisfaction of the continuous service requirement.

(4)              Represents an estimate of the fair value of the shares as of the grant date utilizing a Monte Carlo valuation technique as permitted by the guidance provided by FASB ASC Topic 718.  The estimated fair value is the aggregate compensation cost to be recognized over the service period based on the results of the Monte Carlo analysis.  The awards are valued as market-based awards assuming a target number of shares would be issued because this is deemed to be the “probable” payout percentage at the time of grant consistent with the estimate of aggregate compensation cost to be recognized over the service period.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	STOCK AWARDS

	Equity Incentive Plan Awards That Have Not Vested

Name	No. of Shares	Market Value of Unearned Shares(1)
Thomas E. Jorden, CEO	248,829(2)	$33,815,861
G. Mark Burford, CFO	65,025(3)	$8,836,898
Joseph R. Albi, COO	112,466(4)	$15,284,129
Stephen P. Bell, EVP	97,087(5)	$13,194,123
John A. Lambuth, SVP	110,532(6)	$15,021,299

(1)            The amount in this column reflects the closing market price of the stock of $135.90 on December 30, 2016 (the last trading day of 2016) multiplied by the number of shares reported in the previous column.

(2)            A minimum of 42,919 and a maximum of 85,839 shares could vest on December 10, 2017, between a minimum of 36,863 and a maximum of 73,727 shares could vest on December 9, 2018, and between a minimum of 44,631 and a maximum of 89,263 shares could vest on December 1, 2019.

(3)            4,000 shares will vest on July 13, 2017, 4,500 shares will vest on July 15, 2018, 3,500 shares will vest on July 31, 2019, and between a minimum of 12,910 and a maximum of 25,821 shares could vest on December 9, 2018, and between a minimum of 13,602 and a maximum of 27,204 shares could vest on December 1, 2019.

(4)            Between a minimum of 20,869 and a maximum of 41,738 shares could vest on December 10, 2017, between a minimum of 18,361 and a maximum of 36,723 shares could vest on December 9, 2018, and between a minimum of 17,002 and a maximum of 34,005 shares could vest on December 1, 2019.

(5)             Between a minimum of 17,738 and a maximum of 35,477 shares could vest on December 10, 2017, between a minimum of 16,353 and a maximum of 32,706 shares could vest on December 9, 2018, and between a minimum of 14,452 and a maximum of 28,904 shares could vest on December 1, 2019.

(6)            4,000 shares will vest on July 13, 2017, between a minimum of 19,825 and a maximum of 39,651 shares could vest on December 10, 2017, between a minimum of 17,500 and a maximum of 35,001 shares could vest on December 9, 2018, and between a minimum of 15,940 and a maximum of 31,880 shares could vest on December 1, 2019.

2016 OPTION EXERCISES AND RESTRICTED STOCK VESTED

	2016 OPTION EXERCISES		2016 STOCK VESTING
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas E. Jorden, CEO	—	$—	60,000	$8,618,100

G. Mark Burford, CFO	—	$—	3,500	$416,159

Joseph R. Albi, COO	—	$—	40,000	$5,745,400

Stephen P. Bell, EVP	—	$—	35,000	$5,027,225

John A. Lambuth, SVP	—	$—	39,000	$5,502,835

2016 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on the Supplemental Savings Plan (the “SSP”) contributions and earnings for our NEOs in each of the last three fiscal years.  Under the terms of the SSP, a participant may make an elective contribution to the SSP of an amount that exceeds the maximum amount permitted to be contributed to his account in the Cimarex 401(k) Plan (an “excess contribution”) provided that the excess contribution does not exceed the dollar limitation on elective deferrals under the Internal Revenue Code section 402(g) in effect on January 1st of the calendar year of deferral (2016 limitation was $18,000).  Cimarex will match 100% of the excess contributions up to 7% of a participant’s eligible compensation.  A participant also may elect to have up to 50% of his or her compensation and up to 100% of his or her bonus withheld from his or her compensation and allocated to his SSP account.  Cimarex does not match these contributions.

	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)		($)	($)

Thomas E. Jorden, CEO
2016	$18,000	$18,000	$6,017		$—	$692,912	(3)
2015	$18,000	$18,000	$699		$—	$651,318
2014	$17,500	$17,500	$327		$—	$615,042

G. Mark Burford, CFO
2016	$18,000	$18,000	$20,802		$—	$239,258	(3)
2015	$18,000	$18,000	$ <2,684	>	$—	$182,879

Joseph R. Albi, COO
2016	$18,000	$18,000	$60,995		$—	$613,414	(3)
2015	$18,000	$18,000	$ <10,588	>	$—	$516,842
2014	$17,500	$17,500	$30,552		$—	$491,853

Stephen P. Bell, EVP
2016	$18,000	$18,000	$2,882		$—	$686,161	(3)
2015	$18,000	$18,000	$ <691	>	$—	$647,702
2014	$17,500	$17,500	$321		$—	$611,434

John A. Lambuth, SVP
2016	$50,996	$18,000	$23,193	$—	$532,216	(3)
2015	$18,000	$18,000	$55	$—	$440,450
2014	$17,500	$17,500	$18,916	$—	$404,818

(1)                 The amounts included in this column also are included in the Salary column in the Summary Compensation Table.

(2)                 The amounts reported in this column also are included in the All Other Compensation column and footnote 3 thereto in the Summary Compensation Table.

(3)                 The following table sets forth amounts included in the aggregate balance at December 31, 2016 that were reported as compensation to the NEO in the Summary Compensation Table for previous years.

Named Executive Officer	Amount of Previously Reported Compensation
Thomas E. Jorden, CEO	$584,041
G. Mark Burford, CFO	$154,612
Joseph R. Albi, COO	$393,571
Stephen P. Bell, EVP	$472,925
John A. Lambuth, SVP	$345,435

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

We do not consider post-termination benefits as a material element of executive compensation because NEO post-termination benefits are the same benefits available to all full-time employees.  Post-termination benefits are not included in the Compensation and Governance Committee’s analysis of total compensation.

We are obligated to make certain payments to employees, including our NEOs, or to accelerate the vesting of their equity awards pursuant to the following plans and agreements:

•                  Change in Control Severance Plan that covers all full-time employees, including the NEOs;

•                  2002 Stock Incentive Plan, 2011 Equity Incentive Plan and 2014 Equity Incentive Plan that govern all equity awards made to Directors and employees, including the NEOs;

•                  Change in control provisions for the benefit of Messrs. Albi, Bell, and Jorden, as assumed by Cimarex; and

•                  Supplemental Savings Plan.

Our change in control arrangements keep our senior executives focused on pursuing all corporate transaction activity that is in the best interests of shareholders regardless of whether those transactions may result in their own job losses.  Uncertainty created by a corporate transaction can create retention risk for a company.  In addition, change in control protection is often needed to retain and attract, when appropriate, the best talent because many of the companies with whom we compete for talent provide change in control protection.

We do not have a formal program to pay severance benefits nor do our equity award agreements provide for acceleration of equity awards upon the retirement of the NEOs.

Change in Control

We are obligated under certain agreements to pay benefits upon a “change in control” event.  Cimarex’s definition of “change in control” as used in its 2002 Stock Incentive Plan, its 2011 Equity Incentive Plan and its 2014 Equity Incentive Plan, its Change in Control Severance Plan and the change in control provisions that survived certain expired employment agreements with each NEO are the same.  In summary, a change in control event means any of the following:

•                  Acquisition of 30% or more of the shares of our outstanding common stock or the combined voting power of voting securities of Cimarex by an individual or group;

•                  Members of our Board of Directors, or Directors nominated by those Directors, cease to constitute a majority of the Directors during any period of twelve months;

•                  A reorganization, share exchange or merger unless (i) the shareholders prior to the reorganization or merger continue to own more than 40% of the outstanding common stock and combined voting power of the resulting corporation following the reorganization or merger; and (ii) at least a majority of the members of the Board of the corporation resulting from the merger or reorganization were members of the Board at the time of executing the agreement to reorganize or merge; or

•                  The complete liquidation or dissolution of Cimarex or the sale of all or substantially all of its assets.

The following is a summary of those agreements that provide for payment to the NEOs in the event of a change in control event coupled with termination of employment without cause:

Change in Control – Termination Without Cause

Our Change in Control Plan provides for the payment of severance benefits to all active employees in the event of termination following a change in control.  In the event of a change in control, if an employee is terminated for any reason other than “cause” (as defined in the Plan) within two years following a change in control, that employee would be entitled to:

•                  Cash severance payments of up to two years’ salary and cash incentive award;

•                  A pro rata portion of the annual cash incentive bonus award otherwise payable for the year of termination; and

•                  Continued medical, dental, disability and life insurance benefits for two years.

We assumed from a predecessor company the change in control provisions from the now-expired employment agreements of each of Messrs. Albi, Bell, and Jorden with such company.  Each agreement provides that if the executive is terminated without cause within two years following a change in control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive’s base salary at the time of the change in control.  Benefits payable under these agreements are forfeited if the executive receives benefits under any other change in control plan, including the Cimarex Change in Control Severance Plan.  As a practical matter, the change in control benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated.  The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change in control event than those payable under the assumed agreements.

Change in Control – No Termination

Our 2002 Stock Incentive Plan, our 2011 Equity Incentive Plan, and our 2014 Equity Incentive Plan provide for acceleration of vesting of equity awards in the event of a change in control.

Termination of Employment

Death or Disability

The award agreements for grants of equity under the 2002 Stock Incentive Plan, and the provisions of the 2011 Equity Incentive Plan and 2014 Equity Incentive Plan, provide for acceleration of vesting of awards in the event of death or disability.  Benefits under the Supplemental Savings Plan also are paid upon death or disability.

Termination Without Cause

Benefits under the Supplemental Savings Plan are payable to each NEO upon termination of employment.

Estimated Benefits upon Various Termination Scenarios

Payments upon a change in control or termination of employment include various elements of compensation.  The elements of compensation that may be included in a change in control or severance payment are:

	(A)	(B)	(C)	(D)	(E)
	ANNUAL AVERAGE CASH COMPENSATION(1)	CASH INCENTIVE(2)	LONG TERM AWARD PAYOUT(3)	SUPPLEMENTAL SAVINGS(4)	OTHER BENEFITS(5)
Thomas E. Jorden, CEO	$3,927,593	$1,700,000	$33,815,861	$702,207	$104,365
G. Mark Burford, CFO	$1,618,058	$690,000	$8,836,898	$251,794	$76,721
Joseph R. Albi, COO	$2,253,476	$888,000	$15,284,129	$635,227	$84,613
Stephen P. Bell, EVP	$1,845,965	$735,000	$13,194,123	$689,297	$61,991
John A. Lambuth, SVP	$1,789,533	$735,000	$15,021,299	$551,518	$92,660

(1)                 Amount represents two times the annual average compensation (salary and cash incentive bonus) paid to the executive for 2015 and 2016, as provided in the Change in Control Severance Plan.  The salary amounts include deferred compensation amounts reported in the Salary column of the Summary Compensation Table (see footnote (3) to the 2016 Nonqualified Deferred Compensation table above).

(2)                 Amount represents the average incentive bonus as provided in the Change in Control Severance Plan.  This is the actual approved bonus for 2016.

(3)                 Amount represents the value of accelerated vesting of restricted stock based upon the closing price of Cimarex’s common stock as of December 30, 2016, the last trading day of 2016, of $135.90 per share.  Includes amounts previously reported in the Stock Awards column of the Summary Compensation Table.

(4)                Amount represents estimated payments under the Supplemental Savings Plan.  Includes deferred compensation amounts reported in the Salary column of the Summary Compensation Table (see footnote (3) to the 2016 Nonqualified Deferred Compensation table above).

(5)                Amount represents the estimated value of continued medical, dental, disability and life insurance benefits for two years as provided in the Change in Control Severance Plan.

The following table provides the estimated compensation and present value of benefits potentially payable to each NEO in the event of a change in control or termination under various circumstances.  The amounts shown assume that the termination or change in control occurred on December 31, 2016.  The actual amounts to be paid only can be determined at the time of the executive’s actual separation from Cimarex or the occurrence of a change in control.  Actual payments may be more or less than the amounts described below.  In addition, the company may enter into new arrangements or modify these arrangements, from time to time.

The following describes potential payments to the NEOs in the event of a change in control or termination under various scenarios.

NAME	TERMINATION WITHOUT CAUSE (D)(1)	TERMINATION AS A RESULT OF DEATH OR DISABILITY (C+D)(1)	CHANGE IN CONTROL (No Termination) (C)(1)	TERMINATION ON CHANGE IN CONTROL (A+B+C+D+E)(1)
Thomas E. Jorden, CEO	$702,207	$34,518,068	$33,815,861	$40,250,026
G. Mark Burford, CFO	$251,794	$9,088,692	$8,836,898	$11,473,471
Joseph R. Albi, COO	$635,227	$15,919,356	$15,284,129	$19,145,445
Stephen P. Bell, EVP	$689,297	$13,883,420	$13,194,123	$16,526,376
John A. Lambuth, SVP	$551,518	$15,572,817	$15,021,299	$18,190,010

(1)                 The alphabetical code refers to the elements of compensation that may be included in a change in control or severance payment as described at the beginning of this section, Estimated Benefits upon Various Termination Scenarios.

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENTS

We have entered into an indemnification agreement with our Directors and certain officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as Directors or officers, to advance their expenses incurred as a result of a proceeding for which they may be indemnified, and to cover them under any Directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Delaware law and will be in addition to any other rights that the indemnitee may have under our Restated Certificate of Incorporation, Bylaws, and applicable law.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (ITEM 2)

At the 2016 Annual Meeting of Shareholders, 98% of the votes cast were in favor of the advisory vote to approve executive compensation.  In addition to the advisory vote, as part of our regular shareholder engagement, we consider and discuss with shareholders a number of matters throughout the year, including executive compensation and governance.  The Compensation and Governance Committee carefully considers any feedback and routinely reviews executive compensation practices and governance.

The Compensation and Governance Committee considered the results of the advisory vote and the discussions with shareholders to convey our shareholders’ support of the Committee’s compensation decisions in 2015 and early 2016 and shareholders’ overall satisfaction with Cimarex’s executive compensation programs.  Consistent with this support, the Compensation and Governance Committee retained the core design of our executive compensation programs for the remainder of 2016, as it believes the programs continue to retain, attract, when appropriate, and appropriately incent senior management.

At the 2017 Annual Meeting of Shareholders, we again will hold an annual advisory vote to approve executive compensation.  The Compensation and Governance Committee will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback from shareholders through the course of such year.

Because your vote is advisory, it will not be binding upon the Board.  However, the Board values shareholders’ opinions, and the Compensation and Governance Committee will take into account the outcome of the vote when considering future executive compensation decisions.  The Board recommends that shareholders vote FOR the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Cimarex’s Named Executive Officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.

The Board of Directors unanimously recommends a vote FOR the advisory vote to approve executive compensation.

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)

As described in Proposal 2 above, shareholders are being provided the opportunity to cast an advisory vote on Cimarex’s executive compensation program.

This Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often Cimarex should include a say-on-pay vote (described in Proposal 2 above) in its proxy materials for future annual meetings of shareholders (or a special shareholder meeting for which Cimarex must include executive compensation information in the proxy statement for that meeting).  Under this Proposal 3, shareholders may vote to have the say-on-pay vote every year, every two years, or every three years, or may abstain from voting.

Because your vote is advisory, it will not be binding upon the Board.  However, the Board values shareholders’ opinions, and the Compensation and Governance Committee will take into account the outcome of the vote when considering frequency of advisory votes on executive compensation.

The Board of Directors has determined that an annual advisory vote on executive compensation will permit our shareholders to provide direct input on Cimarex’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

The Board of Directors unanimously recommends a vote FOR every year.

REPORT OF AUDIT COMMITTEE

The Audit Committee on behalf of the Board of Directors monitors (i) the integrity of the Company’s financial statements; (ii) the independent auditors’ qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the appropriateness of the Company’s accounting policies; (v) the adequacy of the Company’s internal controls; (vi) the Company’s compliance with legal and regulatory requirements related to audit matters; (vii) the process related to ongoing litigation matters, (viii) the annual process of estimating and reporting quantities of oil and gas reserves,  and (ix) risk oversight. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company.  All members of the Audit Committee meet the independence, experience and financial literacy requirements of the New York Stock Exchange, the Sarbanes Oxley Act and any rules or regulations promulgated by the Securities and Exchange Commission.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cimarex.com.

Management is responsible for the Company’s financial statements, the financial reporting process, and the process of estimating and reporting quantities of oil and gas reserves, including the related systems of internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards, as well as an audit of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and the Audit Committee uses the Company’s internal audit department and (if applicable) independent petroleum engineers to assist with these responsibilities.

The Audit Committee reviewed Cimarex’s audited financial statements and supplemental oil and gas reserve information as of and for the year ended December 31, 2016 and met with management, DeGolyer and MacNaughton (an independent petroleum engineering consulting firm) and KPMG, Cimarex’s independent registered public accounting firm, to discuss the related information, and the effectiveness of Cimarex’s internal control over financial reporting.  In addition, the Audit Committee has received from KPMG the communication required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with KPMG their independence from Cimarex and its management.  The Audit Committee also discussed with KPMG any matters required by the PCAOB Auditing Standards No. 1301, Communications with Audit Committees.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex’s audited financial statements be included in Cimarex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

THE AUDIT COMMITTEE

Monroe W. Robertson, Chairman

Harold R. Logan, Jr.

Lisa A. Stewart

Michael J. Sullivan

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Cimarex filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Cimarex specifically incorporates the Audit Committee Report by reference.

RATIFICATION OF INDEPENDENT AUDITORS (ITEM 4)

The Audit Committee of the Board has appointed KPMG LLP to audit our financial statements for 2017.  Since October 1, 2002, KPMG LLP has served as our independent auditors.

We are asking that shareholders ratify the appointment of KPMG LLP as our independent auditors.  If shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.  A KPMG LLP representative will be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as Cimarex’s Independent Auditors for 2017.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP for the audit of Cimarex’s annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed for other services rendered by KPMG LLP during those periods:

	Years Ended
	December 31,
	2016	2015
Audit Fees(1)	$1,083,169	$1,100,131
Audit-Related Fees(2)	$0	$99,940
Tax Fees(3)	$200,000	$211,504
All Other Fees	$0	$0

(1)                 Audit fees were principally for audit work performed on the consolidated financial statements and internal controls over financial reporting.

(2)                 Audit-related fees were principally for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, e.g., comfort letters and consents and assistance in responding to SEC comment letters.

(3)                 Tax fees were principally for services related to tax compliance and reporting and analysis services.

Approval of Audit, Audit-Related and Tax Services

The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditors, subject to a specified range of fees.  The Audit Committee also may pre-approve specific services.  Certain non-audit services as specified by the SEC may not be performed by our independent auditors.  The Audit Committee may delegate pre-approval authority to one or more of its members.  In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting.  The services described in the above table were pre-approved by the Audit Committee in 2015 and 2016.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC.  Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2016.

Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on our website at www.cimarex.com.  Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our employees, including accounting, internal accounting controls or auditing issues, may, in an anonymous manner, communicate that concern by calling our hotline, 1-866-519-1898.  The hotline is available 24 hours a day, seven days a week.  Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

The undersigned appoints Thomas E. Jorden and Francis B. Barron as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Shareholders to be held at the Wells Fargo Center – Denver, Assemble Room (Lower Level 2), 1700 Lincoln Street, Denver, Colorado 80203, on May 11, 2017, at 9:00 a.m., Mountain Daylight Time, or any adjournment thereof.

For participants in the Cimarex 401(k) Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 11:59 p.m., Eastern Daylight Time, on May 8, 2017, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

(Continued, and to be marked, dated and signed, on the other side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 11, 2017.

The Proxy Statement and our 2016 Annual Report to Shareholders are available at: http://www.allianceproxy.com/cimarex/2017

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION  IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED UNDER ITEM 1, “FOR” ITEMS 2 AND 4, AND FOR “1 YEAR” UNDER ITEM 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this	☒

The Board of Directors recommends a vote “FOR” all the nominees listed under Item 1, “FOR” Items 2 and 4, and FOR “1 YEAR” under Item 3.

					FOR	AGAINST	ABSTAIN
1. Election of four Class III directors:	FOR	AGAINST	ABSTAIN	2. Advisory vote to approve executive compensation	☐	☐	☐
					1 YEAR	2 YEARS	3 YEARS	ABSTAIN
(01) David A. Hentschel	☐	☐	☐	3. Advisory vote on frequency of advisory vote on executive compensation	☐	☐	☐
(02) Thomas E. Jorden	☐	☐	☐
(03) Floyd R. Price	☐	☐	☐		FOR	AGAINST	ABSTAIN
(04) Frances M. Vallejo	☐	☐	☐	4. Ratify the appointment of KPMG LLP as our independent auditors for 2017	☐	☐	☐

I plan on attending the meeting ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

Signature
CONTROL NUMBER
Signature (if held jointly)

				Date:				, 2017

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CIMAREX ENERGY CO.

As a shareholder of Cimarex Energy Co., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 10, 2017.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

(
INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/XEC Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.